Exhibit 2.1

EXECUTION VERSION

DATE: 1 December 2021
co-operation agreement relating to the offer for the entire issued and to be issued share capital of BLUE PRISM GROUP plc

Between BOLT BIDCO LIMITED and BLUE PRISM GROUP plc
CMS Cameron McKenna Nabarro Olswang LLP Cannon Place 78 Cannon Street London EC4N 6AF T +44 20 7367 3000 F +44 20 7367 2000 cms.law

Table of Contents

1.	Definitions and Interpretation	1
2.	Publication of the Offer Announcement and Terms of the Acquisition	6
3.	Undertakings relating to Clearances and Conditions	7
4.	Scheme Document	10
5.	Implementation of the Scheme	11
6.	Switching to an Offer	11
7.	Qualification of the Parties' Obligations to Provide Information	14
8.	Revisions to the Acquisition Terms	14
9.	Share Plans	15
10.	Directors' and Officers' Insurance	15
11.	Further Assurance	15
12.	Code and other Qualifications	15
13.	Termination	16
14.	Warranties and Confirmations	17
15.	Notices	18
16.	Invalidity	19
17.	Entire Agreement	19
18.	Assignment	20
19.	Costs and Expenses	20
20.	Variation and Waiver	20
21.	Cumulative Remedies	20
22.	Rights of Third Parties	20
23.	Counterparts	21
24.	Governing Law and Jurisdiction	21
Schedule 1 Share Plans		22
Schedule 2 Offer Announcement		27

THIS AGREEMENT is made on 1 December 2021

between
1.
BOLT BIDCO LIMITED (incorporated and registered in England and Wales under company registration number 13765170), the registered office of which is at 1 St Martins Le Grand, London EC1A 4AS (the “Offeror”); and
2.
BLUE PRISM GROUP PLC (incorporated and registered in England and Wales under company registration number 09759493), the registered office of which is at 2 Cinnamon Park, Crab Lane, Warrington WA2 0XP, United Kingdom (the “Company”).
RECITALS:
2.1
The Offeror, which is a company indirectly wholly-owned by SS&C Technologies Holdings, Inc. (“SS&C”), proposes to announce immediately following execution of this Agreement a firm intention to make a recommended offer for the entire issued and to be issued share capital of the Company on the terms and subject to the conditions set out in the Offer Announcement (as defined below) (the “Acquisition”).
2.2
The parties intend the Acquisition will be implemented by way of a scheme of arrangement of the Company pursuant to Part 26 of the Companies Act 2006 (the “Scheme” and the “Act” respectively), but the Offeror reserves the right, as set out in (and subject to the terms and conditions of) the Offer Announcement and this Agreement, to elect to implement the Acquisition by way of a contractual takeover offer as defined in Chapter 3 of Part 28 of the Act (the “Offer”).
2.3
The parties are entering into this Agreement to set out certain mutual commitments to implement the Acquisition.
It is agreed as follows:
1.
Definitions and Interpretation
1.1
In this Agreement, unless the context otherwise requires:
“Acceptance Condition” means the acceptance condition to any Offer;
“Acquisition” has the meaning given to it in Recital (A);
“Act” has the meaning given to it in Recital (B);
“AIM” means the AIM market operated by the London Stock Exchange;
“AIM Rules” means the AIM Rules for Companies published by the London Stock Exchange from time to time;
“Award” means any right to acquire Company Shares (or their cash equivalent as permitted under the rules of the relevant Share Plan) granted pursuant to the Share Plans;
“Blue Prism EBT” means the Blue Prism Group plc Employee Benefit Trust;
“Business Day” has the meaning given to it in the Code;

“Clean Team Protocol” means Project Bali Clean Team Protocol dated 15 November 2021 between the Company and SS&C;
“Clearances” means all approvals, consents, clearances, permissions, confirmations, comfort letters and waivers that may need to be obtained, all filings that may need to be made and all waiting periods that may need to have expired, from or under the laws, regulations or practices applied by any relevant Regulatory Authority (or under any agreements or arrangements to which any relevant Regulatory Authority is a party) in each case that are necessary and/or expedient to satisfy one or more of the Regulatory Conditions; and any reference to any Regulatory Condition relating to Clearances having been “satisfied” shall be construed as meaning that the foregoing have been obtained or, where appropriate, made or expired in accordance with the relevant Regulatory Condition;
“Code” means the City Code on Takeovers and Mergers (as amended from time to time) and as interpreted by the Panel;
“Combined Group” has the meaning given in the Offer Announcement;

“Company Board Adverse Recommendation Change” means the occurrence of any of the events in clauses 6.1.3 to 6.1.5 (inclusive) or (where a switch to an Offer has occurred) the Company’s Board does not consent to the Company’s Board Recommendation being included in the Offer Document or the Company’s Board publicly withdraws or adversely modifies or qualifies the Company’s Board Recommendation;

“Company Board Recommendation” means a unanimous and unqualified recommendation from the Company Directors to the Company Shareholders in respect of the Acquisition:
(a)
to vote in favour of the Company Resolutions; or
(b)
if the Offeror elects to implement the Acquisition by means of an Offer in accordance with the terms of this Agreement, to accept the Offer,

as the case may be;

“Company Directors” means the directors of the Company from time to time;
“Company Remuneration Committee” means the remuneration committee of the Company Directors;
“Company Resolutions” means, if the Acquisition is to be implemented by means of the Scheme:
(c)
the resolution to be proposed at the Court meeting to approve and sanction the Scheme (the “Scheme Resolution”); and
(d)
the resolutions to be proposed at the General Meeting for the purposes of, amongst other things, approving and implementing the Scheme, making certain amendments to the articles of association of the Company and approving such other matters as may be agreed between the Company and the Offeror as necessary or desirable for the purposes of implementing the Acquisition (the “Implementation Resolutions”);
“Company’s Group” means the Company and its subsidiaries and subsidiary undertakings from time to time and “member of the Company’s Group” shall be construed accordingly;
“Company Shareholder” means a registered holder of a Company Share;

“Company Share” means an ordinary share in the capital of the Company;
“Competing Transaction” means:
(e)
any offer (including a partial offer, exchange or tender offer), merger, acquisition, dual-listed structure, scheme of arrangement, reverse takeover, whitewash transaction and/or business combination (or the announcement of a firm intention to do the same), the purpose of which is to acquire, directly or indirectly, 30 per cent. or more of the issued or to be issued ordinary share capital of the Company (when aggregated with the Company Shares already held by the acquirer and any person acting or deemed to be acting in concert with the acquirer) or any arrangement or series of arrangements which results in any party acquiring, consolidating or increasing control of the Company, howsoever to be implemented;
(f)
the acquisition or disposal, directly or indirectly, of all or a significant proportion (being 30 per cent. or more) of the business, assets and/or undertakings of the Company’s Group and/or its revenue, profits or value taken as a whole, including any agreement entered into between the Company (or any other member of the Company’s Group) and a third party in relation to such acquisition or disposal;
(g)
any demerger, any material reorganisation and/or liquidation involving all or a significant portion (being 30 per cent, or more) of the Company’s Group calculated by reference to any of its revenue, profits or value taken as a whole; or
(h)
any other transaction which would be reasonably likely materially to preclude, impede or delay or otherwise prejudice the Acquisition (including any transaction or arrangement undertaken by the Company which would constitute a reverse takeover for the purposes of the AIM Rules), in each case which is not effected by the Offeror (or a person acting in concert with the Offeror) or at the Offeror’s direction or with the Offeror’s agreement, and in each case whether implemented in a single transaction or a series of transactions and whether conditional or otherwise and excluding, in all cases, a potential or possible transaction announced under Rule 2.4 of the Code or otherwise;
“Competition Law” means Chapters I and II of the Competition Act 1998, Section 188 of the Enterprise Act 2002, Articles 101 and 102 of the Treaty on the Functioning of the European Union, Council Regulation 1/2003/EC, Council Regulation 139/2004/EC, and any other Law in any jurisdiction which governs the conduct of companies or individuals in relation to cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers or similar matters;
“Conditions” means:
(i)
for so long as the Acquisition is being implemented by means of the Scheme, the conditions to implementation of the Acquisition (including the Scheme) as set out in Appendix 1 to the Offer Announcement and to be set out in the Scheme Document, as may be amended by the Offeror with the prior consent of the Company and the Panel; and

(j)
for so long as the Acquisition is being implemented by means of an Offer, the conditions referred to in (a) above, as amended by replacing the Scheme Conditions with the Acceptance Condition and as may be amended by the Offeror with the prior consent of the Company and the Panel, and “Condition” means any one of them;
“Confidentiality Agreement” means the confidentiality agreement dated 11 November 2021 entered into between the Company and SS&C in relation to the Acquisition;

“Confidentiality and Joint Defence Agreement” means the Confidentiality and Joint Defence Agreement dated 15 November 2021 between SS&C, Davis Polk & Wardwell London LLP, the Company and CMS Cameron McKenna Nabarro Olswang LLP;

“Court” means the High Court of Justice in England and Wales;
“Court Hearing” means the hearing (including any adjournment thereof) of the Court to sanction the Scheme;
“Court Meeting” means the meeting (including any adjournment thereof) of the Company Shareholders to be convened pursuant to Section 896 of the Act for the purpose of considering, and if thought fit, approving the Scheme;
“Court Order” means the order of the Court sanctioning the Scheme under Section 899 of the Act;
“Effective Date” means the date upon which either:
(k)
the Scheme becomes effective in accordance with its terms; or
(l)
if the Offeror elects to implement the Acquisition by means of an Offer in accordance with the terms of this Agreement, the Offer becomes or is declared unconditional in all respects;
“General Meeting” means the general meeting (including any adjournment thereof) of the Company Shareholders to be convened for the purpose of considering, and if thought fit approving, the Implementation Resolutions;
“Group” means in relation to the Company, the Company’s Group and in relation to the Offeror, the Offeror’s Group;
“Law” means any applicable statutes, common law, rules, ordinances, regulations, codes, orders, judgments, injunctions, writs, decrees, directives, governmental guidelines or interpretations having the force of law or bylaws, in each case, of a Regulatory Authority;
“London Stock Exchange” means London Stock Exchange plc;

“Long-Stop Date” has the meaning given to it in the Offer Announcement;

“Offer” has the meaning given to it in Recital (B), and reference to Offer also includes any increased, renewed or revised offer;

“Offer Announcement” means the offer announcement in relation to the Offeror’s firm intention to make the Acquisition under Rule 2.7 of the Code substantially in the form set out in Schedule 2;

“Offer Document” means, in the event the Offeror elects to implement the Acquisition by means of the Offer, the document setting out (among other things) details of the Acquisition, the full terms and conditions of the Offer to be sent to (among others) the Company Shareholders, including any revised or supplementary offer document;

“Offeror’s Group” means the Offeror and its parent undertakings and its and such parent undertakings’ subsidiary undertakings and associated undertakings and “member of the Offeror’s Group” shall be construed accordingly;
“Panel” means the UK Panel on Takeovers and Mergers;
“parent undertaking” and “subsidiary undertaking” shall have the same meaning as their respective definitions in the Act and in interpreting these definitions, an undertaking shall be treated as a member of another undertaking if any of its shares in that other undertaking are registered in the name of another person as security (or in connection with the taking of security);

“Regulatory Authority” means any central bank, ministry, court or competition, antitrust, merger control, national, supranational, supervisory, fiscal or investigative authority or body or other government, governmental, quasi-governmental, environmental, administrative, trade, statutory or regulatory agency, tribunal, court, trade agency, body, association, institution or employee representative body, in each case in any jurisdiction, including the Panel;

“Regulatory Conditions” means the Conditions set out in paragraphs 3 (a) to (d) (inclusive) of Part 1 of Appendix 1 to the Offer Announcement and any other Clearances which are required pursuant to paragraph 3 (g) of Part 1 of Appendix 1 to the Offer Announcement;
“Scheme” has the meaning given to it in Recital (B), and reference to Scheme also includes any modified, renewed or revised scheme;
“Scheme Conditions” means the Conditions relating to the Scheme becoming effective in accordance with its terms, set out in paragraphs 1, 2 and 3 of Part 1 of Appendix 1 to the Offer Announcement;
“Scheme Document” means the circular to be sent to (among others) Company Shareholders setting out (among other things) details of the Acquisition, the full terms and conditions of the Scheme and the explanatory statement required pursuant to Part 26 of the Act and incorporating the notices convening the Court Meeting and the General Meeting, including any revised or supplementary circular;
“Scheme Record Time” has the meaning given to it in the Offer Announcement;
“Share Plans” means:
(m)
the Blue Prism Group plc Employee Share Plan;
(n)
the Blue Prism Group plc Non-Employee Share Plan;
(o)
the Blue Prism Group plc Company Share Option Plan;
(p)
the Blue Prism Group plc Share Incentive Plan; and
(q)
the Blue Prism Group plc Employee Share Purchase Plan;
“Specified Regulatory Conditions” means the Conditions set out in paragraphs 3(a), (b), (c), and (d) (inclusive) of Appendix 1 to the Offer Announcement;
“SS&C” has the meaning given to it in Recital (A); and

“Working Hours” means 9.30 a.m. to 5.30 p.m. in the relevant location on a Business Day.
1.2
Terms used but not defined expressly in this Agreement shall, unless the context otherwise requires, have the meaning given to them in the Offer Announcement. In case of inconsistency, the definitions set out in this Agreement shall take precedence.
1.3
When used in this Agreement, the expressions “acting in concert”, “concert parties”, “control” and “offer” shall be construed in accordance with the Code.
1.4
References to times of day are to London time, unless otherwise stated.
1.5
The clause and paragraph headings and the table of contents used in this Agreement are inserted for ease of reference only and shall not affect construction.
1.6
References to documents in the “agreed form” are documents in a form agreed by the parties and initialled by each party or on their behalf for identification and so amended from time to time prior to the execution or adoption of such documents (as applicable) with the agreement of all the parties.
1.7
References to persons shall include bodies corporate, unincorporated associations and partnerships, in each case whether or not having a separate legal personality.
1.8
References to “writing” or “written” include any other non-transitory form of visible reproduction of words, including email.
1.9
References to the word “include” or “including” (or any similar term) are not to be construed as implying any limitation and general words introduced by the word “other” (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded or followed by words indicating a particular class of acts, matters or things.
1.10
Except where the context specifically requires otherwise, words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof.
1.11
References to statutory provisions, enactments or directives shall include references to any amendment, modification, extension, consolidation, replacement or re-enactment of any such provision, enactment or directive (whether before or after the date of this Agreement), to any previous enactment which has been replaced or amended and to any regulation, instrument or order or other subordinate legislation made under such provision, enactment or directive unless any such change imposes upon any party any liabilities or obligations which are more onerous than as at the date of this Agreement.
2.
Publication of the Offer Announcement and Terms of the Acquisition
2.1
The obligations of the parties under this Agreement, other than clause 1, this clause 2 and clauses 15 to 24 shall be conditional on the release of the Offer Announcement via a Regulatory Information Service at or before 8.00 a.m. on 1 December 2021, or such other date and time as may be agreed by the parties (and, where required by the Code, the Panel may approve). Clause 1, this clause 2 and clauses 15 to 24 (inclusive) shall take effect on and from the date of this Agreement.

2.2
The terms of the Acquisition shall be as set out in the Offer Announcement, together with such other terms as may be agreed by the parties in writing (save in the case of an improvement to the terms of the Acquisition, which shall be at the sole discretion of the Offeror) and, where required by the Code, approved by the Panel.
2.3
The terms of the Acquisition at the date of posting of the Scheme Document shall be set out in the Scheme Document. Should the Offeror elect to implement the Acquisition by way of an Offer in accordance with the provisions of clause 6, the terms of the Acquisition shall be set out in the announcement of the switch to an Offer and in the Offer Document.
3.
Undertakings relating to Clearances and Conditions
3.1
The Offeror confirms, having made reasonable enquiries of SS&C and with SS&C having confirmed to it that, on that basis of the information known to it and without further enquiry, that it is not aware as at the date of this Agreement of any matter or circumstances which could reasonably be expected to mean that the Regulatory Conditions cannot be satisfied.
3.2
If either the Offeror or the Company is or becomes aware of any matter which could reasonably be considered to be material in the context of the satisfaction or waiver of, or to provide sufficient grounds for the Offeror to be able to invoke, any of the Regulatory Conditions, the Offeror (or the Company, as applicable) will promptly make the substance of all such matters known to the Company (or the Offeror, as applicable) and provide such details and further information as the Company (or the Offeror, as applicable) may reasonably request.
3.3
If either the Offeror or the Company is or becomes aware of any matter which could reasonably be considered to be material in the context of the satisfaction or waiver of, or to provide sufficient grounds for the Offeror to be able to invoke, any of the Conditions other than any of the Regulatory Conditions, the Offeror (or the Company, as applicable) will promptly make the substance of all such matters known to the Company (or the Offeror, as applicable) and provide such details and further information as the Company (or the Offeror, as applicable) may reasonably request.
3.4
The Offeror shall be responsible for obtaining all Clearances and satisfying all Regulatory Conditions and shall use all reasonable endeavours to obtain all Clearances and satisfy all Regulatory Conditions in accordance with clause 3.8. Without prejudice to the foregoing provisions of this clause 3.4 and the other provisions of this clause 3, the Offeror promptly following the release of the Offer Announcement shall use its reasonable endeavours to consult with the Investment Security Unit for the purpose of securing a reasonable indication from the Investment Security Unit that the Acquisition would not constitute a notifiable acquisition under the NS&I Act in respect of which notice would need to be given to the Secretary of State before such notifiable acquisition is completed, assuming completion were to occur on or after 4 January 2022. A clear non-binding indication that this is the view of the Investment Security Unit shall constitute such a reasonable indication notwithstanding any caveats as to its non-binding nature and shall therefore constitute a reasonable indication that completing the Offer will not be unlawful or result in the Offer being rendered legally void or in the incurrence of criminal or civil penalties, in any such case under the NS&I Act, for the purposes of Regulatory Condition 3(d)(i).
3.5
The Offeror and the Company shall, except where otherwise required by Law or a Regulatory Authority, consult with, in good faith and on a timely basis, and reasonably take into account in good faith the views of each other with respect to the relevant Clearances in order to determine and in good faith seek to agree the strategy for obtaining the Clearances, including the strategy for contacting and corresponding with any relevant Regulatory Authority in relation to such Clearances (including submitting and preparing all necessary filings, notifications and submissions).
3.6
The Offeror shall make as promptly as reasonably practicable, and in any event with sufficient time before any applicable deadline or due date such filings, submissions and/or responses to information requests with any Regulatory Authority as are required by applicable Law or as are reasonably necessary or expedient for the satisfaction of any Regulatory Condition or obtaining any Clearance.
3.7
The Company shall make as promptly as reasonably practicable, and in any event with sufficient time before any applicable deadline or due date such filings, submissions and/or responses to information requests to any Regulatory Authority as are required by applicable Law or as are reasonably necessary or expedient for the satisfaction of any Regulatory Condition or obtaining any Clearance.
3.8
The obligation to use all reasonable endeavours to obtain all Clearances and to satisfy all Regulatory Conditions shall require the Offeror to offer, accept, agree or implement any undertaking, commitment, divestment or remedy, in each case only in respect of the Company’s Group, which is necessary to satisfy the Regulatory Conditions listed in clause 3.6. Notwithstanding any other provision of this Agreement, the Offeror shall not and shall not be required under this Agreement to offer, accept, agree or implement any undertaking, commitment, divestment or remedy which: (i) relates to any of SS&C, its subsidiaries or subsidiary undertakings (excluding the Company’s Group from and after the Effective Date) from time to time; or (ii) would, in either party’s reasonable opinion, have a material adverse effect on the Combined Group.
3.9
The Company undertakes to provide all reasonable assistance to the Offeror in relation to obtaining the Clearances and satisfying the Regulatory Conditions and to provide, as soon as reasonably practicable and in any event with sufficient time before any applicable deadline or due date, such information and assistance to the Offeror as the Offeror may reasonably require (including, but not limited to, reasonable access to the Company’s senior management) for the purposes of obtaining any Clearance, satisfying the Regulatory Conditions and/or for making a submission, filing or notification to any Regulatory Authority. Information provided by the Company pursuant to this clause 3.9 may be provided subject to the provisions of clause 7.2.
3.10
Each party to this Agreement, except to the extent that it is prohibited by Law or a Regulatory Authority:
3.10.1
without prejudice to clause 3.9, undertakes to work co-operatively and reasonably with the other party and its advisers to satisfy the Regulatory Conditions and/or obtain the relevant Clearance and, to the extent permitted by applicable Law or a Regulatory Authority, in particular (to the extent that such steps have not already been taken prior to the date hereof) where reasonably requested by the other party:
(a)
to provide, or procure the provision of, to the other party (or its advisers) draft copies of all material filings, notifications, submissions and communications to be made to any Regulatory Authority by or on behalf of the relevant party in relation to obtaining any Clearance, at such time as will allow the other party a reasonable opportunity to provide comments on such filings, notifications, submissions and communications before they are submitted or sent;

(b)
to take reasonably into account such comments made by the other party as are reasonable on such material filings, notifications, submissions and communications;
(c)
to provide, or procure the provision of, to the other party (or its advisers) with copies of all material filings, notifications, submissions and communications in the form submitted or sent to any Regulatory Authority by or on behalf of the relevant party in relation to obtaining any Clearance; and
(d)
unless the relevant Regulatory Authority stipulates or requires otherwise, to give the other party (or its advisers) reasonable prior notice of and allow persons nominated by the other party, on request, to attend all meetings and/or telephone calls with any Regulatory Authority in connection with the obtaining of all requisite Clearances and to make reasonable oral submissions during such meetings and/or telephone calls (provided that such oral submissions have been discussed by the parties in advance);
3.10.2
to keep the other party (or its advisers) informed as soon as is reasonably practicable of developments which are material or potentially material to the obtaining of any Clearances and/or the satisfaction of the Regulatory Conditions; and
3.10.3
unless the relevant Regulatory Authority stipulates or requires otherwise, to notify promptly the other party of and provide, or procure the provision of, copies of any material communications from any Regulatory Authority in relation to obtaining any Clearances.
3.11
The obligations imposed pursuant to clause 3.10 upon:
3.11.1
the Offeror shall not apply in relation to its interactions with any other Regulatory Authority other than directly in connection with the Acquisition or the Clearances; and
3.11.2
the Company shall not apply in relation to its interactions with any other Regulatory Authority other than directly in connection with the Acquisition or the Clearances.
3.12
If the Offeror elects to implement the Acquisition by means of an Offer in accordance with clause 6 and it subsequently becomes apparent that a Regulatory Condition is not likely to be satisfied or waived (if capable or waiver) prior to the last date permitted under Rule 31.1 of the Code, the Offeror shall, before the 30th day after the publication of the Offer Document (or such later date as the Company may agree), consult with the Company as to whether the offer timetable should be suspended in accordance with Rule 31.4 of the Code (or, if applicable, further suspended) and, if required by the Company, shall request such suspension to a date agreed with the Company and the Panel, in each case with the effect of extending Day 60 in accordance with Rule 31.3 of the Code, provided always that the date as extended (as, if applicable, it may be further extended) shall be no later than the Long-Stop Date.
3.13
Except with the prior written consent of the Company, until the Regulatory Conditions are fulfilled, the Offeror undertakes that it shall not, and shall procure that no person acting in concert or deemed to be acting in concert with the Offeror, irrespective of whether or not they are to be regarded as acting in concert with the Offeror will, make any filing with any Regulatory Authority (other than a Tax Authority) in relation to the Acquisition which is not required in order to fulfil a Regulatory

Condition and which might prejudice or delay the satisfaction of any of the Regulatory Conditions or completion of the Acquisition at the earliest possible date.
3.14
Notwithstanding any other provision of this Agreement to the contrary, nothing contained in this Agreement shall require the Company (or any person acting in concert or deemed to be acting in concert with the Company) to take, or cause to be taken, any action with respect to the divestiture of assets, properties or businesses of the Company’s Group, or any combination thereof, that is not conditional on completion of the Acquisition, except as otherwise agreed in writing by the Company.
3.15
Nothing in this Agreement shall at any time oblige the Offeror:
3.15.1
to waive or treat as satisfied any Condition that the Offeror is entitled, with the permission of the Panel, to invoke; or
3.15.2
where the Offeror has given notice to the Company that it considers it is or may be entitled to invoke a Condition, to waive or treat as satisfied any Condition before the date on which the Panel rules (or if any such ruling is capable of appeal, the Offeror confirms it does not intend to appeal) that any such Condition may not be invoked provided that the Offeror agrees that if the Investment Security Unit provides the Offeror with a reasonable indication that completing the Offer will not be unlawful or result in the Offer being rendered legally void or in the incurrence of criminal or civil penalties, in any such case under the NS&I Act (it being agreed that caveats to the effect that any positive guidance provided is non-binding shall not be taken into account for the purpose of this clause), the Offeror will not seek to rely upon, and shall waive the provisions of Regulatory Condition 3(d)(i).

4.
Scheme Document

The Offeror agrees:

4.1
to provide promptly to the Company (or its advisers) all such information about itself, its Group and its directors as may be reasonably requested and which is reasonably required by the Company (having regard to the Code and applicable regulations) for the purpose of inclusion in the Scheme Document (including all information that would be required under the Code or applicable regulations);
4.2
to provide all other assistance which may be reasonably required for the preparation of the Scheme Document including access to, and ensuring that reasonable assistance is provided by, the Offeror’s relevant professional advisers;
4.3
to procure that the Offeror’s directors (and any other person connected with the Offeror, as required by the Panel) accept responsibility, in the terms required by the Code, for all information in the Scheme Document (including any expressions of opinion), and any other document required by the Code or other applicable Law to be published in connection with the Scheme, relating to themselves (and their close relatives (as defined in the Code), related trusts and companies and persons connected with them), the Offeror, the Offeror’s concert parties, the financing of the Acquisition, information on the Offeror’s future plans for the Company’s Group and its management and employees, any statements of the opinion, belief, intention or expectation of the Offeror or the Offeror’s directors in relation to the Acquisition or the Company’s Group following the completion of the Acquisition and any other information in the Scheme Document or in any such other document required by the Code for which an offeror and/or its directors are required to accept responsibility under the Code;
4.4
that, if any supplemental circular or document is required to be published in connection with the Scheme or, subject to the prior written consent of the Offeror, any variation or amendment to the Scheme, it shall provide such co-operation and information as is reasonably necessary to comply with all regulatory provisions as the Company may reasonably request in order to finalise such document; and
4.5
to notify the Company if any information provided by the Offeror in the Scheme Document or any supplementary circular or document is or has become false or misleading as promptly as reasonably practicable after it becomes aware that such information is or has become false or misleading.
5.
Implementation of the Scheme
5.1
Where the Acquisition is being implemented by way of a Scheme, the Offeror undertakes to confirm in writing to the Company by no later than 11.59 p.m. on the Business Day immediately prior to the Court Hearing either:
5.1.1
the satisfaction or, where permissible, waiver of the Conditions (other than the Scheme Conditions); or
5.1.2
its intention to invoke one or more Conditions (if permitted by the Panel) and providing reasonable details of the event which has occurred, or circumstances which have arisen, which the Offeror considers entitles it to invoke any such Condition or treat it as unsatisfied or incapable of satisfaction and why the Offeror considers such event or circumstance to be sufficiently material for the Panel to permit it to invoke such Condition.
5.2
If the Offeror becomes aware of any fact, matter or circumstance that would or in its opinion is likely to allow any of the Conditions to be invoked, the Offeror shall, subject to Law, inform the Company as soon as reasonably practicable following it becoming so aware and shall in good faith discuss with the Company such matters with respect to the relevant Conditions as the Company may reasonably request.
5.3
If the Acquisition is being implemented by way of the Scheme, the Offeror shall vote or shall procure the voting of the Company Shares which it holds (whether beneficially or otherwise) or controls in favour of each of the Implementation Resolutions.
5.4
Where the Acquisition is being implemented by way of a Scheme, the Offeror shall, through Counsel appearing on its behalf at the Court Hearing, agree to be bound by and consent to the implementation of the Scheme insofar as it relates to the Offeror to the extent that all of the Conditions (other than the Scheme Conditions) have been satisfied or waived prior to or at the Court Hearing.
6.
Switching to an Offer
6.1
The Offeror reserves the right, as set out in the Offer Announcement, and, subject to the consent of the Panel (if required), to elect at any time to implement the Acquisition by way of an Offer, whether or not the Scheme Document has been published, provided that the Offer is made in accordance with the terms and conditions set out in the Offer Announcement (with any modifications or amendments to such terms and conditions as may be required by the Panel or which are necessary as a result of a switch from the Scheme to the Offer) if:
6.1.1
the Company provides its consent to the implementation of the Acquisition by way of an Offer;
6.1.2
a third party announces a firm intention to make an offer (whether or not subject to the satisfaction or waiver of any pre-conditions) for all of the issued and to be issued share capital of the Company;
6.1.3
the Company Directors:
(a)
prior to publication of the Scheme Document, withdraw, qualify or adversely modify their intention to give the Company Board Recommendation in any such document, including making any public statement to such effect, or fail to reaffirm publicly or re-issue a statement of their intention to make the Company Board Recommendation on an unmodified and unqualified basis before 5.30 p.m. on the fifth Business Day following the Offeror’s reasonable request to do so;
(b)
do not include the Company Board Recommendation in the Scheme Document; or
(c)
withdraw, qualify or adversely modify the Company Board Recommendation;
6.1.4
the Company announces that:
(a)
it will not convene the Court Meeting or the General Meeting;
(b)
it intends not to post the Scheme Document or (if different) the document convening the General Meeting; or
(c)
it will delay the convening of, or will adjourn, the Court Meeting, the General Meeting or the Court Hearing; or
(d)
any member of the Company’s Group has entered into a transaction which would constitute a reverse takeover of the Company (as defined in the AIM Rules),

in each case without the consent of the Offeror;

6.1.5
after approval of the Company Resolutions, the Company announces that it will not implement the Scheme (other than (i) in connection with an announcement of an offer or revised offer by the Offeror for the Company, or (ii) because a Condition has failed or become incapable of fulfilment or satisfaction);
6.1.6
the Company is in material breach of any material term of this Agreement, provided that:
(a)
the Offeror shall have first notified the Company in writing of such breach; and
(b)
such breach remains unremedied in all material respects following the expiry of ten Business Days from the date of receipt of such written notification (and, for this purpose, if the breach relates to a failure to co-operate in accordance with the provisions of clause 3, renewed cooperation shall be regarded as remedying the prior breach); or

6.1.7
the Offeror determines that an Offer is more likely to succeed than a Scheme (and such Offer has a less than 75 per cent acceptance condition) provided that, for the avoidance of doubt, nothing in this clause 6.1.7 or this Agreement generally shall require the Company in such circumstances to maintain the Company Board Recommendation or to recommend any such Offer.
6.2
In the event that the Offeror elects to implement the Acquisition by way of an Offer pursuant to and in accordance with clause 6.1.1, the Offeror shall prepare the Offer Document and shall consult in good faith with the Company in relation to the preparation of it. In particular, but without limitation, the Offeror:
6.2.1
shall provide, or procure the provision to the Company of, drafts and revised drafts of the Offer Document for review and comment and, where requested, shall discuss with the Company in good faith any comments made by or on behalf of the Company in good faith with respect to the Offer Document;
6.2.2
subject to clause 6.3, shall seek the Company’s approval for:
(a)
the information contained in the Offer Document insofar as it relates to the Company or the Company Directors (and their close relatives (as defined in the Code), related trusts and companies and persons connected with them); and
(b)
any opinions to be attributed to the Company Directors,

before the Offer Document is published;

6.2.3
afford the Company sufficient time to consider each draft of the Offer Document in order to provide its comments; and
6.2.4
subject to clause 6.3, shall only publish the Offer Document once the Offer Document is in a form which has been approved by both the Offeror and the Company.
6.3
In the event of a switch to an Offer in accordance with clause 6.1.1, if the Company does not approve the Offer Document within 28 days from the date of the switch, the Offeror shall be entitled to publish the Offer Document containing only information required by Rule 24 of the Code and excluding such information as may be approved by the Panel.
6.4
In the event of a switch to an Offer in accordance with clause 6.1.1, unless otherwise agreed in writing by the Company or required by the Panel:
6.4.1
the Acceptance Condition shall be set at 75 per cent. of the Company Shares to which the Offer relates (or such lesser percentage as the parties may agree in writing, being more than 50 per cent. of the Company Shares to which the Offer relates with, to the extent necessary, the consent of the Panel);
6.4.2
the Offeror shall not take any action which would cause the Offer not to proceed, to lapse or to be withdrawn, in each case for non-fulfilment of the Acceptance Condition, prior to the sixtieth day after publication of the Offer Document (or such later date for the Offer to be declared unconditional as to acceptances under Rule 31.3) and the Offeror shall ensure that the Offer remains open for acceptances until such time;

6.4.3
if at any time following the publication of the Offer Document it is reasonably expected that any outstanding Specified Regulatory Conditions are not likely to be satisfied or waived (if capable of waiver) prior to the last date permitted under Rule 31.1 of the Code, the Offeror shall, before the 30th day after the publication of the Offer Document (or such later day as the Company may agree), consult with the Company and the Panel as to whether the offer timetable should be suspended in accordance with Rule 31.4 of the Code (or, if applicable, further suspended) and, if so, seek the consent of the Panel to extend Day 60 in accordance with Rule 31.3 of the Code to a date agreed with the Company and the Panel provided always that such date shall not be later than the Long-Stop Date;
6.4.4
the Offeror shall ensure that the only conditions to the Offer shall be the Conditions modified appropriately for a takeover offer or with any modification or amendments to such conditions as may be required by the Panel;
6.4.5
the Offeror shall keep the Company informed, on a confidential basis, as soon as reasonably practicable following receipt of a written request from the Company, of the number of Company Shareholders that have validly returned an acceptance or a withdrawal of an acceptance or incorrectly completed an acceptance or withdrawal of an acceptance, the identity of such Company Shareholders and the number of Company Shares to which such acceptances and withdrawals of acceptances relate; and
6.4.6
the parties agree that, save as set out in this Agreement, all provisions of this Agreement relating to the Scheme and its implementation, including the provisions relating to the Share Plans, shall apply to the Offer and its implementation mutatis mutandis with the minimum amendment as is reasonably required to account for the different implementation method.
7.
Qualification of the Parties’ Obligations to Provide Information
7.1
Nothing in this Agreement shall require a party to provide or disclose to the other party any information:
7.1.1
that is commercially or competitively sensitive or confidential information related to its business and/or any member of its Group which is not relevant to the Acquisition or any Clearance;
7.1.2
in circumstances that would result in the loss or waiver of any privilege that subsists in relation to such information (including legal privilege);
7.1.3
in circumstances that would result in that party being in breach of a material contractual obligation; or
7.1.4
in breach of applicable Law or regulation.
7.2
If a party (the “Disclosing Party”) is to disclose any information to the other:
7.2.1
that is personally identifiable information of a director, officer or employee of the Disclosing Party or of a member of its Group, unless that information can be reasonably anonymised (in which case the Disclosing Party shall provide the relevant information on an anonymous basis);

7.2.2
which the Disclosing Party or a member of its Group reasonably considers to be of a kind falling within the scope of clause 7.1; or
7.2.3
where such disclosure would result in the relevant information being required to be disclosed to a competing bidder pursuant to Rule 21.3 of the Code,

the Disclosing Party may, to the extent permitted by applicable Law, redact such information from any documents shared with the other party and/or take reasonable steps to procure that such information is not shared with the other party, provided such information is shared with the other party’s legal counsel on an “external counsel only” basis in accordance with the applicable provisions of the Clean Team Protocol and the Confidentiality and Joint Defence Agreement (and in accordance with the requirements of Practice Statement No. 30 published by the Panel) or, where disclosure to the other party would reasonably be expected to have a material adverse effect on a party’s legitimate business interest, directly to a Regulatory Authority (with a non-confidential version of any relevant filing, submission or communication being provided to the other party) or pursuant to additional procedures agreed between the parties to ensure compliance with Competition Law.

8.
Revisions to the Acquisition Terms
8.1
The parties shall take all such steps as are reasonably necessary to implement any revised or amended terms of the Acquisition proposed by the Offeror provided that the Acquisition on such revised or amended terms continues to be recommended by the Company Directors and the provisions of this Agreement shall apply as nearly as practicable in the same way to such revised Scheme or Offer.
8.2
For the avoidance of doubt, the Company Directors have no obligation to recommend any revised or amended terms of the Acquisition.
9.
Share Plans

The provisions of Schedule 1 shall apply in relation to the Share Plans.

10.
Directors’ and Officers’ Insurance
10.1
If and to the extent such obligations are permitted by applicable Law, the Offeror undertakes in favour of the Company and in favour of each of the directors, officers and employees of each member of the Company’s Group as at and prior to the date of this Agreement that, for six years following the Effective Date, the Offeror shall procure that each member of the Company’s Group honour and fulfil their respective obligations (if any) existing at the date of this Agreement to provide all reasonable assistance to their directors, officers and employees and advance expenses to the extent they need to make a claim against the Company’s existing directors’ and officers’ insurance policy (including any associated run off cover) with respect to matters existing or occurring at or prior to the Effective Date (whether such obligations are contained in the Company’s or the relevant member of the Company’s Group’s certificates of incorporation, articles of association or similar governing documents and/or any indemnity in favour of officers, directors and employees).
10.2
The Offeror acknowledges that the Company may purchase directors’ and officers’ insurance for the benefit of all directors and officers of the members of the Company’s Group at the date of this Agreement in respect of all acts and omissions up to and including the Effective Date for a period of six years from the Effective Date (the “Run Off Cover”). The Run Off Cover shall:

10.2.1
be with reputable insurers for an aggregate limit substantially equivalent to the Company’s existing directors’ and officers’ insurance policy at the date of this Agreement; and
10.2.2
provide cover in all material respects at least as broad in its scope as that provided under the Company’s directors’ and officers’ insurance policy as at the date of this Agreement.
11.
Further Assurance

Each party shall, and shall use reasonable endeavours to procure that any necessary third party shall, at its own cost, from time to time, execute such documents and do such acts and things as the requesting party may reasonably require for the purpose of giving the full benefit of this Agreement to the requesting party.

12.
Code and other Qualifications
12.1
Nothing in this Agreement shall in any way limit the parties’ obligations (or the obligations of the parties’ respective boards of directors or other members of their respective Groups) under the Code and any other applicable Law, and any uncontested rulings of the Panel as to the application of the Code in conflict with the terms of this Agreement shall take precedence over such terms.
12.2
The parties agree that, if the Panel determines that any provision of this Agreement that requires the Company to take or not take action, whether as a direct obligation or as a condition to any other person’s obligation (however expressed), is not permitted by Rule of the Code, that provision shall have no effect and shall be disregarded.
12.3
Nothing in this Agreement shall be taken to restrict the directors of any member of the Offeror’s Group or the Company’s Group from complying with all applicable Law, including the Code, the AIM Rules, the rules and regulations of the Panel, the Act and the Financial Conduct Authority.
12.4
Notwithstanding any other provision of this Agreement to the contrary, nothing in this Agreement:
12.4.1
requires the Company Directors to recommend, or to continue to recommend, the Scheme or any Offer proposed by the Offeror, any member of its Group and/or any person acting in concert with the Offeror and/or any revision to the Scheme and/or any such Offer; or
12.4.2
restricts the Company Directors from withdrawing any recommendation they have previously given, or indicated they will give, in respect of the Scheme or any Offer proposed by the Offeror, any member of its Group and/or any person acting in concert with the Offeror and/or any revision to the Scheme and/or any such Offer.
13.
Termination
13.1
Subject to the provisions of clause 13.2, this Agreement shall be terminated with immediate effect and all rights and obligations of either party under this Agreement shall cease forthwith upon the occurrence of any of the following:
13.1.1
if:
(a)
such termination is agreed to in writing between the parties at any time prior to the Effective Date;

(b)
the Offer Announcement is not released at or before 8.00 a.m. on 1 December 2021 (unless, prior to that time, the parties have agreed another time and date in accordance with clause 2.1);
(c)
upon service of written notice by either party to the other party if a Company Board Adverse Recommendation Change occurs;
(d)
upon service of written notice by either party to the other party if one or more of the following occurs:
(i)
if prior to the Long-Stop Date, any Condition has been invoked by the Offeror (where (if permission is required) the invocation of the relevant Condition is permitted by the Panel);
(ii)
the Court refuses to sanction the Scheme or grant the Court Order;
(iii)
(save as parties may otherwise agree in writing) the Effective Date has not occurred on or before the Long-Stop Date; or
(iv)
a Competing Transaction becomes effective, or becomes or is declared unconditional in all respects or is completed;
(e)
upon service of written notice by either party to the other party if any of the Company Resolutions are not passed at either or both of the Court Meeting or the General Meeting (as relevant);
(f)
if the Scheme (or the Offer, as the case may be) is withdrawn or lapses prior to the Long-Stop Date (other than where such lapse or withdrawal:
(i)
is as a result of the exercise of the Offeror’s right to switch to an Offer in accordance with clause 6.1.1; or
(ii)
it is otherwise to be followed within five Business Days by an announcement under Rule 2.7 of the Code made by the Offeror or a person acting in concert with the Offeror to implement the Acquisition by a different offer or scheme on substantially the same or improved terms);
(g)
upon service of written notice by one party (the “Serving Party”) to the other party (the “Defaulting Party”) if the Defaulting Party is in material breach of a material term of this Agreement and (if the breach is capable of being remedied in all material respects) has failed to remedy the breach within ten Business Days of being notified of the breach by the Serving Party;
(h)
upon the occurrence of the Effective Date; or
(i)
upon service by written notice by the Company to the Offeror if the Offeror launches an Offer (without a Company Board Recommendation) with less than a 75 per cent. acceptance condition.

13.2
Termination of this Agreement shall be without prejudice to the rights of either party that may have arisen prior to termination. The whole of this clause 13 (Termination) and clauses 14 (Warranties and Confirmations) to 24 (Governing Law and Jurisdiction) shall survive termination of this Agreement.
14.
Warranties and Confirmations
14.1
Each party severally warrants to each other party that, as at the date of this Agreement:
14.1.1
it has full capacity and authority to enter into and to perform its obligations under this Agreement;
14.1.2
it is a company duly organised and validly existing under the laws of the jurisdiction in which it is incorporated and has all requisite legal power and authority to execute this Agreement and implement the terms, conditions and provisions of this Agreement;
14.1.3
this Agreement is executed by its duly authorised representative and all requisite corporate action has been effected to authorise that representative;
14.1.4
neither the execution nor performance by it of this Agreement will be ultra vires or in any way contravene any provisions of its memorandum or articles of association, or other constitutional documentation;
14.1.5
it has not been deemed for the purposes of any Law to be unable to pay its debts or insolvent;
14.1.6
there are no actions, suits or proceedings or regulatory investigations pending, or (to its knowledge) threatened against or affecting it, before any court or administrative body or arbitral tribunal which could adversely affect its ability to meet and carry out its obligations under this Agreement;
14.1.7
the execution, delivery and performance of this Agreement does not and will not violate any judgment, order, or decree to which it is subject or bound; and
14.1.8
the execution and performance by it of this Agreement will not breach or cause any breach of, or contravene any provision of, or constitute a default under, any other agreement or instrument to which it is bound.
14.2
The Offeror warrants to the Company that it is indirectly wholly owned by SS&C.
14.3
No party shall have any claim against the other for breach of warranty after the Effective Date (without prejudice to any liability for fraudulent misrepresentation or fraudulent misstatement).
14.4
The Offeror acknowledges the inclusion of the following statement in the Offer Announcement and confirms its consent to the arrangement so described:

“In consideration and recognition of the additional work carried out in connection with the Vista Offer and the Acquisition (above and beyond their normal duties and responsibilities), the Blue Prism Directors have agreed to pay a cash bonus to Ijoma Maluza and six other employees, subject to the Acquisition becoming Effective. The bonuses would be payable after the Effective Date as part of the next practicable payroll. The aggregate amount of all such bonuses is £1,054,000. Bidco has consented to these bonuses and has acknowledged this arrangement under the Co-operation Agreement.”

15.
Notices
15.1
Any communication and/or information to be given in connection with this Agreement shall be:
15.1.1
in writing in English;
15.1.2
delivered by hand or courier using an internationally recognised courier company or by email; and
15.1.3
sent for the attention of the person, and to the address or email address, given in this clause 15 (or to such other address, email address or person as the relevant party may notify to the other parties).
15.2
The address for service of notice are:
15.2.1
in respect of the Company:

Blue Prism Group plc
2 Cinnamon Park

Crab Lane,

Warrington WA2 0XP

United Kingdom

Attention: John Warrick
Email address: john.warrick@blueprism.com

with a copy (which shall not constitute notice) by email to legal.notices@blueprism.com and with a copy (which shall not constitute notice) to CMS Cameron McKenna Nabarro Olswang LLP at their principal place of business in London from time to time, for the attention of Simon Morgan (simon.morgan@cms-cmno.com) and Charles Howarth (charles.howarth@cms-cmno.com); and

15.2.2
in respect of the Offeror:

SS&C Technologies Holdings, Inc.
80 Lamberton Road,

Windsor CT 06095

United States of America

Attention: Jason White, General Counsel
Email address: jwhite@sscinc.com

with a copy (which shall not constitute notice) to Davis Polk & Wardwell London LLP, 5 Aldermanbury Square, London EC2V 7HR, England, for the attention of Will Pearce (will.pearce@davispolk.com).

15.3
A demand, notice or other communication is deemed to have been received:

15.3.1
where delivery is by hand or by courier, on the date and at the time the item is left at the relevant address if that is during Working Hours, or at the next opening of Working Hours if not; and
15.3.2
in the case of email, at the time of transmission provided the relevant party does not receive an automatic notification indicating that the transmission has failed.
15.4
A party may change its details for service of notices as specified in clause 15.2 by giving notice to the other parties. Any change pursuant to this clause 15.4 shall take effect at 9.00 am (UK time) on the later of:
15.4.1
two Business Days after deemed receipt of the notice; or
15.4.2
the date (if any) specified in the notice as the effective date for the change.
15.5
It shall be sufficient when proving delivery by hand or courier to show that the item was properly addressed and left at the relevant address and when proving delivery by email to show that the item was properly addressed and sent to the relevant email address.
15.6
The provisions of this clause 15 shall not apply in relation to the service of process in any legal proceedings arising out of or in connection with this Agreement.
16.
Invalidity
16.1
If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties.
16.2
To the extent it is not possible to delete or modify the provision, in whole or in part, under clause 16.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under clause 16.1, not be affected.
17.
Entire Agreement
17.1
Without prejudice to the terms of the Offer Announcement or the Scheme Document or Offer Document (as applicable), this Agreement contains the whole agreement between the parties relating to the Acquisition at the date of this Agreement to the exclusion of any terms implied by Law which may be excluded by contract and supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this Agreement.
17.2
Each party agrees and acknowledges that:
17.2.1
in entering into this Agreement, it is not relying on any representation, warranty or undertaking not expressly incorporated into it; and
17.2.2
its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement and each of the parties waives all other rights and remedies (including those in tort or arising under statute) in relation to any such representation, warranty or undertaking.

17.3
In clauses 17.1 to 17.2, “this Agreement” includes the Confidentiality Agreement, the Confidentiality and Joint Defence Agreement and the Clean Team Agreement, each of which remain in force.
17.4
Nothing in this clause 17 excludes or limits any liability for fraud.
18.
Assignment

Neither party may assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Agreement.

19.
Costs and Expenses
19.1
Each party shall bear all costs incurred by it in connection with the preparation, negotiation and entry into this Agreement.
19.2
The Offeror shall be responsible for paying (i) any filing fees charged by any Regulatory Authority for any filings, notifications or submissions required in relation to the Clearances in order to satisfy the Regulatory Conditions unless such fees are payable by the Company as specified by applicable local laws and regulations and (ii) the Panel’s document charges in respect of the Acquisition. Except as set out in the immediately preceding sentence, each party shall bear its own legal and other costs in relation to the filings, notification or submissions made by it to a Regulatory Authority.
20.
Variation and Waiver
20.1
The terms of this Agreement may be amended by the agreement in writing of each party.
20.2
Any waiver of any right, power, privilege or remedy under this Agreement is only effective if it is in writing, and it applies only to the party to whom the waiver is addressed and to the circumstances for which it is given and shall not prevent the party who has given the waiver from subsequently relying on the provisions it has waived.
20.3
In no event will any delay, failure or omission (in whole or part) in enforcing, exercising or pursuing any right, power, privilege, claim or remedy conferred by or arising under this Agreement or by law, be deemed to be or be construed as a waiver of that or any other right, power, privilege, claim or remedy in respect of the circumstances in question, or operate so as to bar the enforcement of that, or any other right, power, privilege, claim or remedy, in any other instance at any time or times subsequently.
21.
Cumulative Remedies

The rights, powers, privileges and remedies conferred upon the parties in this Agreement are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law.

22.
Rights of Third Parties
22.1
A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms save that the provisions of clause 10 shall be enforceable by the directors and/or officers of any member of the Company’s Group as at the date of this Agreement.

22.2
The provisions of this Agreement may be varied in accordance with its terms without reference to the directors and/or officers of any member of the Company’s Group as at the date of this Agreement provided that the provisions of clause 10 may only be varied with the prior written consent of a majority of the Company Directors as at the date of this Agreement.
23.
Counterparts

This Agreement may be executed by each of the parties using separate documents in the same form, each of which when executed shall be an original counterpart of this Agreement and all of which together evidence one and the same Agreement. The exchange of a fully executed version of this Agreement (in counterparts or otherwise) by electronic transmission in PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement and no exchange of originals is necessary.

24.
Governing Law and Jurisdiction
24.1
The validity, construction and performance of this Agreement (and any claim, dispute or matter arising under or in connection with it or its enforceability) and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the law of England and Wales. The courts of England and Wales have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to any non-contractual obligations arising out of or in connection with this Agreement) and each party irrevocably submits to the exclusive jurisdiction of the courts of England and Wales.
24.2
Each party irrevocably waives any objection which it may have now or later to proceedings being brought in the courts of England and Wales and any claim that proceedings have been brought in an inconvenient forum. Each party further irrevocably agrees that a judgment in any proceedings brought in the courts of England and Wales shall be conclusive and binding upon each party and may be enforced in the courts of any other jurisdiction.
24.3
Nothing in this Agreement shall affect the right to serve process in any manner permitted by law.

IN WITNESS whereof this Agreement has been duly executed on the date first set out above.

Schedule 1

Share Plans

In the event the Acquisition is effected by way of an Offer, references to “Court Order” in this Schedule 1 will be read as if they refer to the date on which the Offer becomes or is declared unconditional in all respects.

1.
Operation of the Share Plans before the Effective Date
1.1
As of the date of 29 November 2021, the following options and awards were outstanding under the Share Plans:

Form of Award	Exercise Price (where relevant)	Share Plan	Number of Company Shares subject to outstanding awards/options
EMI Options	£0.78 - £11.10	Employee Share Plan	125,328
CSOP Options	£4.78 - £22.55	Company Share Option Plan	100,150
UK Unapproved Options	£0.78 - £22.55	Employee Share Plan	360,318
Overseas Options	£0.78 - £25.60	Employee Share Plan	451,523
UK Performance Share Awards		Employee Share Plan	396,425
Overseas Performance Share Awards		Employee Share Plan	218,673
Japan Performance Share Awards (Nominal Cost Options)	£0.01	Employee Share Plan	15,882
Patent Awards		Employee Share Plan	843
UK Restricted Share Awards		Employee Share Plan	886,867
Overseas Restricted Share Awards		Employee Share Plan	919,780
Canadian Restricted Share Awards		Employee Share Plan	6,749

Japan Restricted Share Awards (Nominal Cost Options)	£0.01	Employee Share Plan	96,081
Phantom Awards (Restricted Share Awards)		Employee Share Plan	23,841
Deferred Share Awards		Employee Share Plan	11,622
Japan Deferred Awards (Nominal Cost Options)	£0.01	Employee Share Plan	382
Non-Employee Options	£0.01 - £10.09	Non-Employee Share Plan	38,934
SIP Awards		Share Incentive Plan	156,600 held in the SIP Trust
ESPP Awards		Employee Share Purchase Plan	115,699

1.2
The Company confirms that no additional Awards have been granted since 19 July 2021 other than the following: (a) routine Awards made under the Share Incentive Plan and the Employee Share Purchase Plan which are operated on a rolling basis and (b) commitments made to new joiners in offer letters to make Awards under the Employee Share Plan and Non-Employee Share Plan as part of the usual six monthly award cycle.
1.3
Subject to paragraph 2 of this Schedule, the Offeror acknowledges and agrees that, before the Effective Date, the Company Directors (and, where appropriate, the Company Remuneration Committee) may operate the Share Plans as they consider appropriate in accordance with the rules of the relevant plans and the Company’s normal practice, modified as the Company Remuneration Committee considers appropriate to take account of the Acquisition or any change in regulation and subject to Rule 21.1 of the Code.
1.4
For the avoidance of doubt and subject to Rule 21.1 of the Code, this includes:
1.4.1
issuing invitations and granting new Awards in respect of any ordinary operation of the Share Plans;
1.4.2
granting Awards under the Share Plans at other times in respect of recruitment or for retention purposes;
1.4.3
determining performance conditions for outstanding Awards due to vest (including how such performance conditions will be tested shortly before the Court Order);
1.4.4
determining the timing and extent to which Awards under the Share Plans will vest in the ordinary course;
1.4.5
satisfying the vesting, exercise and release of awards under the Share Plans (e.g. by issuing new Company Shares or transferring Company Shares from the Blue Prism Group Plc Employee Benefit Trust or settling awards in cash); and

1.4.6
determining the treatment of Awards held by leavers.
2.
Treatment of Share Plans in connection with the Acquisition
2.1
The parties agree that the outstanding Awards under the Share Plans shall be dealt with in accordance with the principles set out in the remainder of this Schedule 1.
2.2
The vesting and exercise of Awards under the Share Plans is governed by and shall occur in accordance with the rules of the relevant Share Plan and the other terms on which such Awards were granted, and accordingly are subject in certain respects to the exercise of discretions conferred on the Company Remuneration Committee by such rules and terms.

The Blue Prism Group plc Employee Share Plan and the Blue Prism Group plc Non-Employee Share Plan (the “Employee and Non-Employee Share Plans”)

2.3
The Company Remuneration Committee will determine, in accordance with the rules of Employee and Non-Employee Share Plans (other than in respect of Market Value Options, as defined in the rules of the Employee and Non-Employee Share Plans), the extent to which Awards which are unvested immediately before the time of the Court Order will vest (and, in the case of Awards in the form of options, become exercisable) subject to the following principles:
1.1.1
whether the number of Company Shares under outstanding Awards will be reduced to reflect the vesting period that has elapsed as at the time of the Court Order it being acknowledged that it is the Company Remuneration Committee’s current intention that outstanding Awards which are not subject to performance will not be reduced to reflect the vesting period that has elapsed as at the time of the Court Order;
1.1.2
whether Awards will be subject to the applicable performance targets and, if so, whether the basis on which these apply shall be modified , it being acknowledged that it is the Company Remuneration Committee’s current intention that Awards which are subject to performance targets will be treated as follows;
(a)
in relation to Award holders below executive or management level, to dis-apply performance targets and to reduce the number of Company Shares under those Awards only to the extent that the value of unvested Awards that vest is limited to 1 x salary of the relevant Award holder; and
(b)
in relation to Award holders at executive or management level, not to reduce the number of Company Shares to reflect the vesting period that has elapsed as at the time of the Court Order, and to apply performance based on a modified basis with the result that the Awards would vest to the following extent:

Year of grant	Percentage of Award vesting
2019	0%
2020	29.69%
2021	71.89%

2.3.1
that Awards in the form of ‘market value options’ and Deferred Awards (as defined in the Blue Prism Group plc Employee Share Plan) will vest in full.
2.4
Awards will vest and, in the case of Awards in the form of options, become exercisable with effect from the date of the Court Order and will remain exercisable for a period to be determined by the Company Remuneration Committee (being no less than 7 days following the date of the Court Order). To the extent not so exercised, Awards in the form of options will lapse at the end of such period.
2.5
Awards granted in the form of options which have already vested will remain exercisable for a period to be determined by the Company Remuneration Committee (being no less than 7 days following the date of the Court Order). To the extent not so exercised, Awards in the form of options will lapse at the end of such period.

The Blue Prism Group plc Company Share Option Plan (“CSOP”)

2.6
Awards will vest and become exercisable with effect from the Court Order and will remain exercisable for a period to be determined by the Company Remuneration Committee (being no less than 7 days, nor no more than 6 months following the date of the Court Order). To the extent not so exercised, options under the CSOP will lapse at the end of such period.
2.7
Awards which have already vested will remain exercisable for a period to be determined by the Company Remuneration Committee (being no less than 7 days, nor no more than 6 months following the date of the Court Order) and to the extent not so exercised will lapse at the end of such period.

The Blue Prism Employee Share Purchase Plan (“ESPP”)

2.8
The end date for the offering period in progress will be shortened to such date in advance of the Court Order as determined by the Company Remuneration Committee and notified to participants in the ESPP and outstanding Awards under the ESPP will be automatically exercised on that date.

The Blue Prism Share Incentive Plan (“SIP”)

Company Shares held in the SIP trust will participate in the Scheme on the same terms as for other Company Shareholders.

3.
Employee Benefit Trust
3.1
As at the date of this Agreement, the Company’s Employee Benefit Trust (the “Trust”) holds no cash and 3,009,391 Company Shares.
3.2
The parties agree that the trustee of the Trust will be requested to use the Company Shares that it has agreed to use to satisfy Awards under the terms of the Operating Agreement between the Company and Sanne Fiduciary Services Limited dated 4th June 2019 to satisfy outstanding Awards so far as possible in accordance with the provisions of the relevant Awards in priority to the Company issuing Company Shares to satisfy such Awards, and to use its cash to the extent necessary to subscribe for new Company Shares, purchase existing Company Shares or cash settle awards as permitted under the rules of the Share Plans.

4.
General
4.1
Each party will co-operate with the other party and use its reasonable endeavours to provide such details in relation to the Share Plans as is reasonably required by the other party in order to facilitate the implementation of the arrangements set out in this Schedule 1.
4.2
The parties agree that:

4.2.1 the Scheme will apply to any Company Shares acquired by (and registered in the respective names of) participants in the Share Plans prior to the Scheme Record Time;

4.2.2 they will prepare, in a form to be agreed between the parties, communications to each of the participants in the Share Plans in accordance with Rule 15 of the Code (where relevant) to inform participants in the Share Plans of the impact of the Scheme on their outstanding Awards under the Share Plans and the extent to which their Awards will vest and become exercisable as a result of the Scheme and to send, or arrange for the sending of, such communications to the participants at the appropriate time as agreed between the parties which reflect the proposals contained in this Schedule 1;

4.2.3 approval of the Company Shareholders shall be sought for an amendment to the Company’s articles of association so that any Company Shares issued after the Scheme Record Time (as specified in the Scheme Document) will automatically be transferred to, or to the order of, the Offeror in exchange for the same consideration as is due under the Scheme;

4.2.4 the Company may amend the rules of the Share Plans if the Company Directors are of the opinion that such amendments are necessary or desirable to facilitate the administration of the Share Plans, obtain or maintain favourable tax treatment for participants or for the Company or to enable participants to be able to acquire Company Shares prior to the Scheme Record Time. However, before doing so they will consult with the Offeror and consider any representations made by the Offeror; and

4.2.5 to the extent applicable, arrangements will be made to enable participants of the Share Plans whose Awards Vest (and, in the case of options are exercised) prior to the Scheme Record Time to do so on a cashless exercise basis (whereby the holders of Awards direct that the aggregate exercise price of their Awards (where relevant) and any applicable income tax and national insurance contributions (or similar overseas tax liability)) be withheld from the proceeds of sale of the Company Shares acquired on exercise of the Awards as part of the Scheme.

Schedule 2

Offer Announcement

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION

FOR IMMEDIATE RELEASE

1 December 2021

RECOMMENDED CASH ACQUISITION

of

Blue Prism Group plc (“Blue Prism”)
by

Bolt Bidco Limited (“Bidco”)

(a wholly owned indirect subsidiary of SS&C Technologies Holdings, Inc. (“SS&C”))

to be effected by means of a scheme of arrangement
under Part 26 of the Companies Act 2006

Summary

•
The boards of Blue Prism and SS&C are pleased to announce that they have reached agreement on the terms of a recommended cash acquisition of the entire issued and to be issued ordinary share capital of Blue Prism by Bidco. It is intended that the Acquisition be effected by means of a scheme of arrangement under Part 26 of the Companies Act.
•
Under the terms of the Acquisition, each Blue Prism Shareholder shall be entitled to receive:

for each Blue Prism Share 1,275 pence in cash

•
The Acquisition Price represents a higher offer than the cash consideration of 1,250 pence per Blue Prism Share under the terms of the Increased Vista Offer which was announced on 25 November 2021.
•
The Acquisition Price represents a premium of approximately:
•
53.2 per cent. to the Closing Price per Blue Prism Share of 832 pence on 27 August 2021 (being the last Business Day prior to the commencement of the Vista Offer Period);
•
52.9 per cent. to the volume weighted average price per Blue Prism Share of 834 pence for the one-month period ending on 27 August 2021 (being the last Business Day prior to the commencement of the Vista Offer Period); and
•
52.0 per cent. to the volume weighted average price per Blue Prism Share of 839 pence for the three-month period ending on 27 August 2021 (being the last Business Day prior to the commencement of the Vista Offer Period).
•
The Acquisition values the entire issued and to be issued ordinary share capital of Blue Prism at approximately £1,243 million on a fully diluted basis.
•
If any dividend or other distribution is declared, made or paid in respect of Blue Prism Shares on or after the Announcement Date, Bidco reserves the right to reduce the Acquisition Price by the amount of such dividend or other distribution, in which case any reference in this Announcement to the Acquisition Price payable under the terms of the Acquisition will be deemed to be a reference to the Acquisition Price so reduced. In such circumstances, Blue Prism Shareholders would be entitled to receive and retain any such dividend or other distribution.

Blue Prism recommendation

•
The Blue Prism Directors, who have been so advised by Qatalyst Partners as to the financial terms of the SS&C Offer, consider the terms of the SS&C Offer to be fair and reasonable. In providing its financial advice to the Blue Prism Directors, Qatalyst Partners has taken into account the commercial assessments of the Blue Prism Directors. Qatalyst Partners is providing independent financial advice to the Blue Prism Directors for the purpose of Rule 3 of the Takeover Code.
•
Accordingly, the Blue Prism Directors intend to recommend unanimously that Blue Prism Shareholders vote in favour of the Scheme at the Court Meeting and in favour of the Special Resolution to be proposed at the Blue Prism General Meeting, each to be convened in due course.
•
On 28 September 2021, Blue Prism and Bali Bidco Limited, a newly formed company indirectly owned by the Vista Funds, announced that they had agreed the terms of an acquisition of the entire issued and to be issued ordinary share capital of Blue Prism for 1,125 pence per Blue Prism Share (the “Vista Offer”), to be implemented by a scheme of arrangement.
•
On 22 October 2021, Blue Prism announced the publication of the scheme document (the “Vista Scheme Document”) in relation to the Vista Offer, which included a unanimous recommendation from the Blue Prism Directors to the Blue Prism Shareholders to vote in favour of the Vista Offer at the Vista Offer Shareholder Meetings.
•
On 25 November 2021, Blue Prism and Bali Bidco Limited announced that they had agreed the terms of an increased and final offer for an acquisition of the entire issued and to be issued ordinary share capital of Blue Prism by Bali Bidco Limited for 1,250 pence per Blue Prism Share (the “Increased Vista Offer”). As noted in the terms of the Increased Vista Offer, Bali Bidco Limited reserved the right to increase the amount of the offer price if there is an announcement on or after the date of its announcement of an offer or a possible offer for Blue Prism by a third party offeror or potential offeror, including if there is the announcement of a firm offer or possible offer by SS&C. The announcement of the Increased Vista Offer also included a unanimous recommendation from the Blue Prism Directors to the Blue Prism Shareholders to vote in favour of the Increased Vista Offer at the Vista Offer Shareholder Meetings.
•
In light of their intended recommendation of the SS&C Offer, the Blue Prism Directors have decided unanimously to withdraw their recommendation of the Increased Vista Offer and will adjourn the Vista Offer Shareholder Meetings currently re-convened for 9 December 2021.

Information on Blue Prism

•
Blue Prism is a leading player in intelligent automation for the enterprise, transforming the way work is done. Blue Prism has users globally in more than 2,000 businesses, including Fortune 500 companies. Blue Prism’s intelligent automation platform connects both the human and digital workforce with systems, cognitive tools, applications and technologies, including AI, machine learning, OCR and the Blue Prism Digital Exchange, an ecosystem of ready-made automations available to business users at the click of a button.

Information on Bidco and SS&C

Bidco

•
Bidco is a newly incorporated wholly owned subsidiary of Financial Models Corporation Limited, the holding company for SS&C’s UK operations, and indirectly of SS&C.
•
Bidco was incorporated in England and Wales with registered number 13765170 on 25 November 2021 solely for the purpose of the Acquisition and has not traded since incorporation, nor has it entered into any obligations, other than in connection with the Acquisition and the financing of the Acquisition.

SS&C

•
SS&C is the world’s largest hedge fund and private equity administrator, as well as the largest mutual fund transfer agent. SS&C’s unique business model combines end-to-end expertise across financial services operations with software and solutions to service even the most demanding customers in the financial services and healthcare industries.
•
SS&C owns and operates the full technology stack across securities accounting, front-to-back-office operations, performance and risk analytics, regulatory reporting and healthcare information processes.
•
Founded in 1986 and headquartered in Windsor, Connecticut in the United States, SS&C is home to over 24,000 employees in more than 100 cities across 35 countries globally. With over 18,000 customers spanning the health and financial services industries, its customers’ needs and requirements are always at the forefront of its strategy.
•
SS&C common stock is traded on Nasdaq under the symbol SSNC. As at 30 November 2021, being the last trading day before the Announcement Date, its market capitalisation was USD 20.5 billion. For the fiscal year ended 31 December 2020, SS&C reported revenue of approximately USD 4.67 billion and net income of approximately USD 625.20 million.

Timetable and Conditions

•
It is intended that the Acquisition be implemented by way of a Court‑sanctioned scheme of arrangement under Part 26 of the Companies Act (although Bidco reserves the right to effect the Acquisition by way of a Takeover Offer, subject to the terms of the Co-operation Agreement and the consent of the Panel).
•
The Scheme will be put to Blue Prism Shareholders for approval at the Court Meeting and at the Blue Prism General Meeting. In order to become Effective, (i) the Scheme must be approved by a majority in number of the Scheme Shareholders voting at the Court Meeting, either in person or by proxy, representing at least 75 per cent. in value of the Blue Prism Shares voted at that meeting, (ii) the Special Resolution approving and implementing the Scheme must be passed by Blue Prism Shareholders representing at least 75 per cent. of votes cast at the Blue Prism General Meeting, and (iii) the Scheme must be sanctioned by the Court.
•
The Acquisition is subject to the Conditions and further terms set out in Appendix I to this Announcement and to be set out in full in the Scheme Document, including the receipt of the relevant clearances from the competition and regulatory authorities, in particular antitrust clearances in the US and Russia and foreign investment approval in the UK, to the extent required. It is expected that the Scheme will become Effective late in Q1 2022 or early in Q2 2022.
•
Bidco will work with Blue Prism to engage constructively with all relevant stakeholders to satisfy these Conditions.
•
The Scheme Document, containing further information about the Acquisition and notices of the Court Meeting and the Blue Prism General Meeting, together with the forms of proxy for use at the Court Meeting and the Blue Prism General Meeting, will be published as soon as practicable and in any event within 28 days of the date of this Announcement or such later date as Blue Prism, Bidco and the Panel agree.

Commenting on the Acquisition, Jason Kingdon, Chairman and CEO of Blue Prism, said:

“Blue Prism was an early pioneer in building the RPA sector and today is a market leader, working with over 2,000 organisations worldwide. While as a standalone enterprise we have built an impressive business, the opportunity presented to combine Blue Prism with SS&C will bring us access to significant capital resources and investment in R&D alongside access to SS&C’s extensive 18,000 customers. The combination ensures that we remain at the forefront of the next generation of intelligent automation and can continue to provide innovative products and services. SS&C also recognises the hard work of the Blue Prism team over the years and understands the value of the skills, experience and commitment of our employees. The process the Blue Prism Board over the last five months has undertaken has been extensive, and we believe this offer represents strong, immediate value for our shareholders and benefits our wider stakeholders.”

Commenting on the Acquisition, Bill Stone, Chairman and CEO of SS&C, said:

“A core part of SS&C’s value proposition is to drive efficiencies for our customers, and Blue Prism is another lever for our customers to gain those efficiencies. In conjunction with Chorus, SS&C’s intelligent automation system, Blue Prism will accelerate value delivery through automation of increasingly complex tasks. Blue Prism will also be able to be used internally across our company to further optimize our operating models in some of our core services and corporate functions that will help deliver more value to our customers and shareholders. SS&C has a long history of acquiring high quality businesses and improving their revenue growth profile and cost structure. With SS&C’s management focus, global salesforce, talented development organization, and significant capital resources, Blue Prism can reach new heights with their intelligent digital workforce. The combination of Blue Prism’s market leading RPA solutions, and SS&C’s top position in the financial services and healthcare industries, we believe, will yield significantly improved results.”

This summary should be read in conjunction with, and is subject to, the full text of this Announcement, including the Appendices. The Acquisition will be subject to the Conditions and further terms set out in Appendix I to this Announcement and to the full terms and conditions, which will be set out in the Scheme Document. Appendix II to this Announcement contains the sources of information and bases of calculations of certain information contained in this summary and this Announcement and Appendix IV contains definitions of certain expressions used in this summary and in this Announcement.

Enquiries:

Blue Prism
Tom Hull, Head of Investor Relations	+44 (0) 77 3670 7407
Brunswick Group LLP (PR adviser to Blue Prism)
Caroline Daniel Diana Vaughton Imran Jina	+44 (0) 20 7404 5959
Qatalyst Partners (Lead Financial Adviser and Rule 3 Adviser to Blue Prism)
Jason DiLullo Peter Spofforth	+44 (0) 20 3700 8820

BofA Securities (Joint Financial Adviser and Corporate Broker to Blue Prism)	+44 (0) 20 7628 1000
James Robertson Oliver Elias Alex Newman

Investec Bank (Joint Financial Adviser, Corporate Broker and Nominated Adviser to Blue Prism)
Carlton Nelson Ben Griffiths Sebastian Lawrence	+44 (0) 20 7597 5970
SS&C
Patrick Pedonti, Chief Financial Officer Justine Stone, Investor Relations	+1 212 367 4705

RBC (Financial Adviser to SS&C and Bidco)
Jason Gurandiano Erik-Jaap Molenaar Paul Lim	+44 (0)20 7653 4000

CMS Cameron McKenna Nabarro Olswang LLP is retained as legal adviser to Blue Prism.

Davis Polk & Wardwell London LLP is retained as legal adviser to SS&C and Bidco.

Important Notices

Qatalyst Partners, which is authorised in the UK by the Financial Conduct Authority, is acting exclusively as financial adviser to Blue Prism and no one else in connection with the Acquisition and will not be acting for any other person and will not be responsible to any person other than Blue Prism for providing the protections afforded to clients of Qatalyst Partners or for advising any other person in respect of the matters referred to in this Announcement. No representation or warranty, express or implied, is made by Qatalyst Partners as to the contents of this Announcement.

Investec Bank is authorised by the Prudential Regulation Authority and regulated in the UK by the Prudential Regulation Authority and the Financial Conduct Authority. Investec Bank is acting for Blue Prism and no one else in connection with the Acquisition and will not regard any other person (whether or not a recipient of this Announcement) as a client in relation to the matters referred to in this Announcement and will not be responsible to anyone other than Blue Prism for providing the protections afforded to Investec Bank’s clients, nor for providing advice in connection with any other matter, transaction or arrangement referred to herein. No representation or warranty, express or implied, is made by Investec Bank as to the contents of this Announcement.

BofA Securities, a subsidiary of Bank of America Corporation, which is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the UK, is acting exclusively for Blue Prism in connection with the matters set out in this Announcement and for no one else and will not be responsible to anyone other than Blue Prism for providing the protections afforded to its clients or for providing advice in relation to the subject matter of this Announcement or any other matters referred to in this Announcement. No representation or warranty, express or implied, is made by BofA Securities as to the contents of this Announcement.

RBC Europe Limited (trading as RBC Capital Markets) (“RBC”), which is authorised by the PRA and regulated by the FCA and the PRA in the United Kingdom and a wholly owned subsidiary of Royal Bank of Canada, is, together with its affiliate RBC Capital Markets, LLC, acting for Bidco and SS&C and no one else in connection with the matters referred to in this Announcement and will not be responsible to anyone other than Bidco and SS&C for providing the protections afforded to clients of RBC Capital Markets, or for providing advice in connection with matters referred to in this Announcement. Neither RBC nor its parent nor any of its subsidiaries or affiliates (including, but not limited to, RBC Capital Markets, LLC) owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of RBC in connection with this Announcement or any matter referred to herein.

This Announcement is for information purposes only and is not intended to, and does not, constitute or form part of any offer to sell or an invitation to purchase, any securities or the solicitation of an offer to buy any securities, or of any vote or any approval in any jurisdiction, pursuant to the Acquisition or otherwise. The Acquisition shall be made solely by means of the Scheme Document (or, if the Acquisition is implemented by way of a Takeover Offer, any document by which the Takeover Offer is made) which, together with the forms of proxy (or forms of acceptance), shall contain the full terms and Conditions of the Acquisition, including details of how to vote in respect of the Acquisition. Any vote in respect of, or acceptance of, the Acquisition should be made only on the basis of the information contained in the Scheme Document (or, if the Acquisition is implemented by way of a Takeover Offer, the offer document to be published by Bidco).

This Announcement does not constitute a prospectus or prospectus equivalent document.

Overseas Shareholders

This Announcement has been prepared for the purpose of complying with English law, the Takeover Code, the Market Abuse Regulation, the Disclosure Guidance and Transparency Rules and the AIM Rules and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside England.

The release, publication or distribution of this Announcement in or into certain jurisdictions other than the UK may be restricted by law. Persons who are not resident in the UK or who are subject to other jurisdictions should inform themselves of, and observe, any applicable requirements. The availability of the Acquisition to Blue Prism Shareholders who are not resident in the UK (and, in particular, their ability to vote their Blue Prism Shares with respect to the Scheme at the Court Meeting, or to appoint another person as proxy to vote at the Court Meeting on their behalf) may be affected by the laws of the relevant jurisdictions in which they are resident. Persons who are not resident in the UK should inform themselves of, and observe, any applicable requirements, as any failure to comply with such requirements may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the Acquisition disclaim any responsibility or liability for the violation of such restrictions by any person.

Unless otherwise determined by Bidco or required by the Takeover Code, and permitted by applicable law and regulation, the Acquisition shall not be made available, directly or indirectly, in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction and no person may vote in favour of the Acquisition by any such use, means, instrumentality or form within a Restricted Jurisdiction or any other jurisdiction if to do so would constitute a violation of the laws of that jurisdiction. Accordingly, copies of this Announcement and all documents relating to the Acquisition are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction, and persons receiving this Announcement and all documents relating to the Acquisition (including custodians, nominees and trustees) must not mail or otherwise distribute or send them in, into or from such jurisdictions where to do so would violate the laws in that jurisdiction. If the Acquisition is implemented by way of a Takeover Offer (unless otherwise permitted by applicable law and regulation), the Takeover Offer may not be made directly or indirectly, in or into, or by the use of mails or any means or instrumentality (including, but not limited to, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or of any facility of a national, state or other securities exchange of any Restricted Jurisdiction and the Takeover Offer may not be capable of acceptance by any such use, means, instrumentality or facilities.

The Acquisition will be subject to the applicable requirements of the Takeover Code, the Panel, the London Stock Exchange and the Financial Conduct Authority. Further details in relation to Overseas Shareholders will be contained in the Scheme Document.

This Announcement does not constitute a prospectus or prospectus equivalent document.

Additional Information for US Investors

The Acquisition is being made to acquire the securities of an English company by means of a scheme of arrangement provided for under the law of England and Wales. A transaction effected by means of a scheme of arrangement is not subject to the tender offer or proxy solicitation rules under the US Exchange Act. Accordingly, the Scheme will be subject to disclosure requirements and practices applicable in the UK to schemes of arrangement, which are different from the disclosure requirements of the US tender offer and proxy solicitation rules. The financial information included in this Announcement and the Scheme documentation has been or will have been prepared in accordance with International Financial Reporting Standards and thus may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the US. If Bidco were to elect to implement the Acquisition by means of a Takeover Offer, such Takeover Offer would be made in compliance with applicable US laws and regulations, including Section 14(e) of the US Exchange Act and Regulation 14E thereunder. Such a Takeover Offer would be made in the US by Bidco and no one else.

The receipt of cash pursuant to the Acquisition by a US Blue Prism Shareholder as consideration for the transfer of its Blue Prism Shares pursuant to the Scheme will likely be a taxable transaction for US federal income tax purposes and under applicable US state and local, as well as foreign and other, tax laws. Blue Prism Shareholders are urged to consult their independent professional advisers immediately regarding the tax consequences of the Acquisition applicable to them.

It may be difficult for US Blue Prism Shareholders to enforce their rights and claims arising out of the US federal securities laws, since Blue Prism is located in a country other than the US, and some or all of its officers and directors may be residents of countries other than the US. US Blue Prism Shareholders may not be able to sue a non-US company or its officers or directors in a non-US court for violations of US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s jurisdiction and judgement.

In accordance with normal UK practice and pursuant to Rule 14e-5(b) of the US Exchange Act, Bidco, certain affiliated companies and their nominees or brokers (acting as agents) may make certain purchases of, or arrangements to purchase, Blue Prism Shares outside the US, other than pursuant to the Acquisition, until the date on which the Acquisition and/or Scheme becomes Effective, lapses or is otherwise withdrawn. Also, in accordance with Rule 14e-5(b) of the US Exchange Act, each of BofA Securities, Investec Bank, and RBC will continue to act as a connected exempt principal trader in Blue Prism Shares on the London Stock Exchange.

If such purchases or arrangements to purchase were to be made they would occur either in the open market at prevailing prices or in private transactions at negotiated prices and comply with applicable law, including the US Exchange Act. Any information about such purchases or arrangements to purchase will be disclosed as required in the UK, will be reported to a Regulatory Information Service and will be available on the London Stock Exchange website at www.londonstockexchange.com.

Forward Looking Statements

This Announcement (including information incorporated by reference in this Announcement), oral statements made regarding the Acquisition, and other information published by Blue Prism, Bidco or any other member of the SS&C Group contain statements about Bidco, any other member of the SS&C Group and the Blue Prism Group that are or may be deemed to be forward looking statements. All statements other than statements of historical facts included in this Announcement may be forward looking statements. Without limitation, any statements preceded or followed by or that include the words “targets”, “plans”, “believes”, “expects”, “aims”, “intends”, “will”, “may”, “shall”, “should”, “anticipates”, “estimates”, “projects”, “is subject to”, “budget”, “scheduled”, “forecast” or words or terms of similar substance or the negative thereof, are forward looking statements. Forward looking statements include statements relating to the following: (i) future capital expenditures, expenses, revenues, earnings, synergies, economic performance, indebtedness, financial condition, dividend policy, losses and future prospects; (ii) business and management strategies and the expansion and growth of the SS&C Group’s or the Blue Prism Group’s operations and potential synergies resulting from the Acquisition; and (iii) the effects of government regulation on the SS&C Group’s or the Blue Prism Group’s business.

Such forward looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of the management of Bidco, SS&C and Blue Prism about future events, and are therefore subject to risks and uncertainties that could significantly affect expected results and are based on certain key assumptions. Many factors could cause actual results to differ materially from those projected or implied in any forward looking statements, including: increased competition, the loss of or damage to one or more key customer relationships, the failure of one or more key suppliers, the outcome of business or industry restructuring, the outcome of any litigation, changes in economic conditions, currency fluctuations, changes in interest and tax rates, changes in laws, regulations or regulatory policies, developments in legal or public policy doctrines, technological developments, the failure to retain key management, or the timing and success of future acquisition opportunities or major investment projects. Other unknown or unpredictable factors could cause actual results to differ materially from those in the forward looking statements. Such forward looking statements should therefore be construed in the light of such factors. Neither Bidco nor Blue Prism, nor any of their respective associates, directors, officers, employees or advisers, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward looking statements in this Announcement will actually occur. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward looking statements, which speak only as of the date hereof. All subsequent oral or written forward looking statements attributable to any member of the SS&C Group or the Blue Prism Group, or any of their respective associates, directors, officers, employees or advisers, are expressly qualified in their entirety by the cautionary statement above.

Bidco and Blue Prism expressly disclaim any obligation to update any forward looking or other statements contained herein, except as required by applicable law or by the rules of any competent regulatory authority, whether as a result of new information, future events or otherwise.

Profit Forecasts or Estimates

The Blue Prism Profit Forecast is a profit forecast for the purposes of Rule 28 of the Takeover Code. The Blue Prism Profit Forecast, the assumptions and basis of preparation on which the Blue Prism Profit Forecast is based and the Blue Prism Directors’ confirmation, as required by Rule 28.1 of the Takeover Code, are set out in Appendix III to this Announcement.

Other than in respect of the Blue Prism Profit Forecast, no statement in this Announcement is intended as a profit forecast or estimate for any period and no statement in this Announcement should be interpreted to mean that earnings or earnings per share for Blue Prism for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per share for Blue Prism.

For the purposes of Rule 28 of the Takeover Code the Blue Prism Profit Forecast contained in this Announcement is the responsibility of Blue Prism and the Blue Prism Directors.

Disclosure Requirements of the Takeover Code

Under Rule 8.3(a) of the Takeover Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th business day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Takeover Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 p.m. (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel’s website at http://www.thetakeoverpanel.org.uk/, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, you should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129.

Electronic Communications

Please be aware that addresses, electronic addresses and certain information provided by Blue Prism Shareholders, persons with information rights and other relevant persons for the receipt of communications from Blue Prism may be provided to Bidco during the offer period as required under Section 4 of Appendix 4 of the Takeover Code to comply with Rule 2.11(c) of the Takeover Code.

Publication on Website and Availability of Hard Copies

A copy of this Announcement and the documents required to be published by Rule 26 of the Takeover Code shall be made available subject to certain restrictions relating to persons resident in Restricted Jurisdictions on Blue Prism’s website at https://investors.blueprism.com and on SS&C’s website at https://investor.ssctech.com/Possible-Offer-for-Blue-Prism/ by no later than 12 noon (London time) on the business day following the date of this Announcement. For the avoidance of doubt, the contents of the websites referred to in this Announcement are not incorporated into and do not form part of this Announcement.

Blue Prism Shareholders may request a hard copy of this Announcement by contacting Link Group between 8.30 a.m. to 5.30 p.m. (London time) Monday to Friday (except public holidays in England and Wales) on 0371 664 0300 (or if calling from outside the UK +44 371 664 0300) or by submitting a request in writing to the Registrar at Link Group, 10th Floor, Central Square, 29 Wellington Street, Leeds, LS1 4DL, United Kingdom or by e-mail to shareholderenquiries@linkgroup.co.uk. Blue Prism Shareholders may also request that all future documents, announcements and information in relation to the Acquisition should be sent to them in hard copy form. Calls are charged at the standard geographic rate and will vary by provider. Calls outside the UK will be charged at the applicable international rate. If you have received this Announcement in electronic form, copies of this Announcement and any document or information incorporated by reference into this document will not be provided unless such a request is made.

Rounding

Certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Rule 2.9 Disclosure

In accordance with Rule 2.9 of the Takeover Code, Blue Prism confirms that as at the date of this Announcement, it has in issue and admitted to trading on AIM 97,112,554 Blue Prism Shares (excluding Blue Prism Shares held in treasury). The International Securities Identification Number (ISIN) of the Blue Prism Shares is GB00BYQ0HV16.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION

FOR IMMEDIATE RELEASE

1 December 2021

RECOMMENDED CASH ACQUISITION

of

Blue Prism Group plc (“Blue Prism”)
by

Bolt Bidco Limited (“Bidco”)

(a wholly owned indirect subsidiary of SS&C Technologies Holdings, Inc. (“SS&C”))

to be effected by means of a scheme of arrangement
under Part 26 of the Companies Act 2006

Introduction

The boards of Blue Prism and SS&C are pleased to announce that they have reached agreement on the terms of a recommended cash acquisition of the entire issued and to be issued ordinary share capital of Blue Prism by Bidco. It is intended that the Acquisition be effected by means of a scheme of arrangement under Part 26 of the Companies Act.

The Acquisition

Under the terms of the Acquisition, each Blue Prism Shareholder shall be entitled to receive:

for each Blue Prism Share 1,275 pence in cash

The Acquisition Price represents a higher offer than the cash consideration of 1,250 pence per Blue Prism Share under the terms of the Increased Vista Offer which was announced on 25 November 2021.

The Acquisition Price represents a premium of approximately:

•
53.2 per cent. to the Closing Price per Blue Prism Share of 832 pence on 27 August 2021 (being the last Business Day prior to the commencement of the Vista Offer Period);
•
52.9 per cent. to the volume weighted average price per Blue Prism Share of 834 pence for the one-month period ending on 27 August 2021 (being the last Business Day prior to the commencement of the Vista Offer Period); and
•
52.0 per cent. to the volume weighted average price per Blue Prism Share of 839 pence for the three-month period ending on 27 August 2021 (being the last Business Day prior to the commencement of the Vista Offer Period).

The Acquisition values the entire issued and to be issued ordinary share capital of Blue Prism at approximately £1,243 million on a fully diluted basis.

If any dividend or other distribution is declared, made or paid in respect of Blue Prism Shares on or after the Announcement Date, Bidco reserves the right to reduce the Acquisition Price by the amount of such dividend or other distribution, in which case any reference in this Announcement to the Acquisition Price payable under the terms of the Acquisition will be deemed to be a reference to the Acquisition Price so reduced. In such circumstances, Blue Prism Shareholders would be entitled to receive and retain any such dividend or other distribution.

It is expected that the Scheme Document will be published as soon as reasonably practicable and in any event within 28 days of this Announcement or such later date as Blue Prism, Bidco and the Panel agree, that the Court Meeting and the Blue Prism General Meeting will be held as soon as practicable thereafter and that the Scheme will become Effective late in Q1 2022 or early in Q2 2022.

Background to and reasons for the Acquisition

SS&C’s acquisition of Blue Prism will enhance SS&C’s position as a leading provider of software and services to the financial services industry, with deep expertise in intelligent automation and robotic process automation (RPA).

Blue Prism is a leading player in intelligent automation for the enterprise, transforming the way work is done. Blue Prism has users globally in more than 2,000 businesses, including Fortune 500 companies. Blue Prism’s intelligent automation platform connects both the human and digital workforce with systems, cognitive tools, applications and technologies, including AI, machine learning, OCR and the Blue Prism Digital Exchange, an ecosystem of ready-made automations available to business users at the click of a button.

Following completion of the Acquisition, SS&C intends to integrate Blue Prism and its SS&C Chorus Intelligent Automation Solutions business. Chorus is purpose-built for complex, regulated industries, with 580 clients across banking, financial services, insurance and healthcare that align with Blue Prism’s customer base. SS&C believes that Chorus’ solutions (including BPM, AI/ML, Document Automation, and iPaaS) are highly complementary with Blue Prism’s RPA, IDP, Service Assist, Process Assessment, and Capture capabilities. The Combined Group will deliver a full suite of intelligent automation technologies through SS&C’s secure private cloud, on premise and through public cloud offerings.

SS&C intends to cross-sell Blue Prism into SS&C’s global client base of over 18,000 customers, accelerating Blue Prism’s ability to win new customers. SS&C also intends to leverage Blue Prism to optimize internal business processes across its Fund Administration business. These synergies are expected to deliver significant value to both SS&C and Blue Prism’s customers. SS&C values Blue Prism’s leading technology and track record of innovation, and intends to invest in Blue Prism’s strong product and development capabilities.

Recommendation

The Blue Prism Directors, who have been so advised by Qatalyst Partners as to the financial terms of the SS&C Offer, consider the terms of the SS&C Offer to be fair and reasonable. In providing its financial advice to the Blue Prism Directors, Qatalyst Partners has taken into account the commercial assessments of the Blue Prism Directors. Qatalyst Partners is providing independent financial advice to the Blue Prism Directors for the purpose of Rule 3 of the Takeover Code.

Accordingly, the Blue Prism Directors intend to recommend unanimously that Blue Prism Shareholders vote in favour of the Scheme at the Court Meeting and in favour of the Special Resolution to be proposed at the Blue Prism General Meeting, each to be convened in due course.

On 28 September 2021, Blue Prism and Bali Bidco Limited, a newly formed company indirectly owned by the Vista Funds, announced that they had agreed the terms of the Vista Offer, to be implemented by a scheme of arrangement.

On 22 October 2021, Blue Prism announced the publication of the Vista Scheme Document in relation to the Vista Offer, which included a unanimous recommendation from the Blue Prism Directors to the Blue Prism Shareholders to vote in favour of the Vista Offer at the Vista Offer Shareholder Meetings.

On 25 November 2021, Blue Prism and Bali Bidco Limited announced that they had agreed the terms of the Increased Vista Offer. As noted in the terms of the Increased Vista Offer, Bali Bidco Limited reserved the right to increase the amount of the offer price if there is an announcement on or after the date of its announcement of an offer or a possible offer for Blue Prism by a third party offeror or potential offeror, including if there is the announcement of a firm offer or possible offer by SS&C. The announcement of the Increased Vista Offer also included a unanimous recommendation from the Blue Prism Directors to the Blue Prism Shareholders to vote in favour of the Increased Vista Offer at the Vista Offer Shareholder Meetings.

In light of their intended recommendation of the SS&C Offer, the Blue Prism Directors have decided unanimously to withdraw their recommendation of the Increased Vista Offer and will adjourn the Vista Offer Shareholder Meetings currently re-convened for 9 December 2021.

Background to and reasons for the recommendation

On 28 September 2021, the boards of directors of Blue Prism and Bali Bidco Limited, a newly formed company indirectly owned by the Vista Funds, announced that they had agreed the terms of the Vista Offer. The Vista Scheme Document in respect of the Vista Offer was published on 22 October 2021, and included a unanimous recommendation from the Blue Prism Directors to the Blue Prism Shareholders to vote in favour of the Vista Offer at the Vista Offer Shareholder Meetings.

On 10 November 2021, Blue Prism received a preliminary approach from SS&C regarding a possible cash offer of 1,200 pence per Blue Prism Share for the entire issued and to be issued share capital of Blue Prism.

Since this date, Blue Prism has engaged with SS&C to facilitate detailed due diligence in order to advance discussions in the interest of delivering the best value to Blue Prism Shareholders. Blue Prism adjourned the Vista Offer Shareholder Meetings that were scheduled for 19 November 2021 to allow SS&C more time to complete due diligence and finalise the SS&C Offer.

On 25 November 2021, Blue Prism and Bali Bidco Limited announced that they had agreed the terms of the Increased Vista Offer. As noted in the terms of the Increased Vista Offer, Bali Bidco Limited reserved the right to increase the amount of the offer price if there is an announcement on or after the date of its announcement of an offer or a possible offer for Blue Prism by a third party offeror or potential offeror, including if there is the announcement of a firm offer or possible offer by SS&C. The announcement of the Increased Vista Offer also included a unanimous recommendation from the Blue Prism Directors to the Blue Prism Shareholders to vote in favour of the Increased Vista Offer at the Vista Offer Shareholder Meetings.

On 1 December 2021, Blue Prism received a firm offer from SS&C with a cash value for each Blue Prism Share of 1,275 pence. In considering the terms of the SS&C Offer, the Blue Prism Directors have taken into account a number of factors, including those mentioned above, and that the offer price of 1,275 pence for each Blue Prism Share represents a premium of approximately:

•
2.0 per cent. to the cash consideration of 1,250 pence per Blue Prism Share under the terms of the Increased Vista Offer which was announced on 25 November 2021;
•
53.2 per cent. to the Closing Price per Blue Prism Share of 832 pence on 27 August 2021 (being the last Business Day prior to the commencement of the Vista Offer Period);
•
52.9 per cent. to the volume weighted average price per Blue Prism Share of 834 pence for the one-month period ending on 27 August 2021 (being the last Business Day prior to the commencement of the Vista Offer Period); and
•
52.0 per cent. to the volume weighted average price per Blue Prism Share of 839 pence for the three-month period ending on 27 August 2021 (being the last Business Day prior to the commencement of the Vista Offer Period).

The Blue Prism Directors have also carefully considered SS&C’s intentions for the business, management, employees and other stakeholders of Blue Prism, including Blue Prism’s many worldwide customers and partners. The Blue Prism Directors have considered the ability of SS&C to provide significant capital resources and investment, including in particular continuing investment into R&D, to execute Blue Prism’s strategic plans and ensure that the Blue Prism Group can continue to provide the innovative products and services that will best serve its customers and partners in the future. The Blue Prism Directors note the importance and value attached by SS&C to the skills, experience and commitment of the management and employees of Blue Prism, and they welcome SS&C’s intended approach to minimising both the number of any headcount reductions that may be necessary as part of integration and the impact on any affected individuals.

Accordingly, following careful consideration of the above factors, the Blue Prism Directors have decided to withdraw their recommendation of the Increased Vista Offer and intend to recommend unanimously the SS&C Offer to Blue Prism Shareholders.

Information on Bidco and SS&C

Bidco

Bidco is a newly incorporated wholly owned subsidiary of Financial Models Corporation Limited, the holding company for SS&C’s UK operations, and indirectly of SS&C.

Bidco was incorporated in England and Wales with registered number 13765170 on 25 November 2021 solely for the purpose of the Acquisition and has not traded since incorporation, nor has it entered into any obligations, other than in connection with the Acquisition and the financing of the Acquisition.

SS&C

SS&C is the world’s largest hedge fund and private equity administrator, as well as the largest mutual fund transfer agent. SS&C’s unique business model combines end-to-end expertise across financial services operations with software and solutions to service even the most demanding customers in the financial services and healthcare industries.

SS&C owns and operates the full technology stack across securities accounting, front-to-back-office operations, performance and risk analytics, regulatory reporting and healthcare information processes.

Founded in 1986 and headquartered in Windsor, Connecticut in the United States, SS&C is home to over 24,000 employees in more than 100 cities across 35 countries globally. With over 18,000 customers spanning the health and financial services industries, its customers’ needs and requirements are always at the forefront of its strategy.

SS&C common stock is traded on Nasdaq under the symbol SSNC. As at 30 November 2021, being the last trading day before the Announcement Date, its market capitalisation was USD 20.5 billion. For the fiscal year ended 31 December 2020, SS&C reported revenue of approximately USD 4.67 billion and net income of approximately USD 625.20 million.

Information on Blue Prism

Blue Prism is a leading player in intelligent automation for the enterprise, transforming the way work is done. Blue Prism has users globally in more than 2,000 businesses, including Fortune 500 companies. Blue Prism’s intelligent automation platform connects both the human and digital workforce with systems, cognitive tools, applications and technologies, including AI, machine learning, OCR and the Blue Prism Digital Exchange, an ecosystem of ready-made automations available to business users at the click of a button.

Blue Prism generates revenue from two sources:

•
by selling software licences for its digital workforce as well as the right to future software updates, standard maintenance and support. Blue Prism also sells enhanced maintenance and support on top of the base package; and
•
by providing professional services, including advisory and assurance.

Blue Prism has over 1,000 employees globally, who are largely knowledge workers.

Blue Prism has approximately 100 technology partners who can use its software to enable their own products, and in 2020 Blue Prism had 167 distribution partners, who implemented its product and earned associated fees.

Blue Prism Shares are admitted to trading on the London Stock Exchange’s AIM market with a market capitalisation of £809 million as at 27 August 2021, being the last Business Day prior to the commencement of the Vista Offer Period. For the half year ended 30 April 2021, the Blue Prism Group generated revenue of £80.4 million. For the half year ended 30 April 2021, revenue from Europe, the Middle East and Africa contributed to 48 per cent. of the total, with the Americas contributing 39 per cent. and the Asia Pacific contributing 13 per cent.

Blue Prism current trading

On 9 November 2021 Blue Prism provided the following trading update for the fiscal year ended 31 October 2021, confirming the Blue Prism Profit Forecast originally provided on 28 September 2021:

“Total Bookings, including renewals, for FY21 are expected to be circa £221m, compared to £180m last year. Net new bookings (“Net New TCV”) are expected to be circa £114m, compared to £122m last year. On a constant currency basis, this represents 3% decline. For the second half of the fiscal year, net new bookings declined by 16%, or 13% on constant currency basis, year-on-year. The exit rate of Annualised Recurring Revenue (ARR) is expected to be circa £179m, representing 17% annual growth or 20% on a constant currency basis.

Blue Prism continues to expect revenues to be around £167m and an EBITDA loss of between £14-19m, as originally communicated on the 28th September.”

Directors, management, employees, research and development and locations

SS&C’s strategic plans for Blue Prism

As set out in paragraph 0 above, SS&C is strongly attracted by Blue Prism’s market leading position in the RPA sector and its impressive track record of innovative product development. SS&C believes that there is a highly complementary and strong strategic fit between the Blue Prism business and the SS&C Chorus business and plans to combine the two businesses following completion of the Acquisition.

SS&C believes that SS&C Chorus’s advanced low code design capabilities will assist in driving growth in Blue Prism’s business and expects the highly complementary nature of Blue Prism’s and SS&C Chorus’s existing customer bases, product offerings and roadmap to generate significant growth opportunities for the Combined Group.

In particular, SS&C believes that Blue Prism would benefit from the opportunity to gain access, and sell its products, to SS&C’s established global client base of more than 18,000 customers. In turn, SS&C believes that SS&C Chorus would also benefit from exposure to the broad range of industries and company sizes present within Blue Prism’s customer base.

Research and development

SS&C values the investment that Blue Prism has made in its technology and the infrastructure and expertise within the Blue Prism Group to create, maintain and enhance existing product offering and intends to retain Blue Prism’s R&D capabilities. SS&C believes that R&D is important for the long-term success of Blue Prism and intends to continue to invest in this area following completion of the Acquisition in order to drive ongoing successful product development.

Employees and management

SS&C attaches great importance to the skills and experience of Blue Prism’s management and employees and recognises that they will be key to the future success of the Combined Group. SS&C is looking forward to working with Blue Prism management and employees to further Blue Prism’s existing strategy (including by maintaining a UK RPA centre of excellence) and ensure Blue Prism’s business continues to thrive as part of the Combined Group.

SS&C will need to consider the impact of integrating the Blue Prism business and the SS&C Chorus business and leveraging Blue Prism’s automation technology throughout the SS&C Group, including its outsourcing businesses. Based on the due diligence carried out to date by SS&C, the anticipated integration and productivity enhancements could involve some limited headcount reductions of no more than 1 per cent. of the approximately 25,000 employees of the Combined Group. At this stage SS&C has not yet developed any specific proposals as to how any such headcount reductions might be implemented but they are likely to relate to a small number of overlapping general administration and sales roles and functions related to Blue Prism being a publicly listed company.

The finalisation and implementation of any headcount reductions will be subject to comprehensive planning and appropriate engagement with stakeholders, including affected employees and any appropriate employee representative bodies. It is anticipated that efforts will be made to mitigate headcount reductions through redundancies, via natural attrition, the elimination of vacant roles and alternative job opportunities. Any affected individuals will be treated in a manner consistent with SS&C’s and Blue Prism’s high standards, culture and practices. SS&C intends to approach management and employee integration with the aim of retaining and motivating the best talent across the Combined Group to create a best-in-class organization.

Upon and following completion of the Acquisition, SS&C intends to align the conditions of employment of Blue Prism’s management and employees with SS&C’s employment policies, and confirms that it has given assurances to the Blue Prism Directors that it intends to fully observe the existing contractual and statutory employment rights of all of Blue Prism’s management and employees. SS&C does not intend to make any material changes to the balance of skills and the functions of the employees or management of the Blue Prism Group.

It is intended that, with effect from the Effective Date, each of Blue Prism’s non-executive directors will resign from their office as a director of Blue Prism.

Pension schemes

Blue Prism does not operate or contribute to any defined benefit pension schemes in respect of its employees. It does, however, operate certain defined contribution pension plans. Bidco intends to comply with all applicable law in connection with the provision of retirement benefits. Bidco does not intend to make any changes to any employer contributions made by Blue Prism into personal or other pension schemes.

Headquarters, locations and fixed assets

SS&C does not intend to initiate any material changes in the location or functions of Blue Prism’s operations and places of businesses as a result of the Acquisition and intends that Blue Prism’s UK headquarters will be maintained as a UK RPA centre of excellence. It is possible that, as leases relating to Blue Prism’s current offices expire, SS&C will consider whether there is scope for any consolidation of locations to reduce rental and lease expenses. However, no specific proposals have been developed at this stage.

As set out above, it is likely that functions which have historically been related to Blue Prism’s status as a publicly listed company will no longer be required or will be reduced in size to reflect Blue Prism ceasing to be a publicly listed company. Any internal reorganisation plans undertaken by SS&C will take place as part of the integration of the Blue Prism and SS&C Chorus businesses.

No redeployment of Blue Prism’s fixed asset base is envisaged.

Trading facilities

Blue Prism Shares are currently admitted to trading on the London Stock Exchange’s AIM market, and, as set out in paragraph 0 below, subject to the Scheme becoming Effective, an application will be made to the London Stock Exchange to cancel the admission of Blue Prism Shares to trading on AIM.

Management incentivisation

As set out in paragraph 0 below, the Blue Prism Directors have agreed to pay a cash bonus to Ijoma Maluza and six other employees payable after the Effective Date in consideration and recognition of the additional work carried out in connection with the Vista Offer and the Acquisition.

No proposals have yet been made on the terms of any incentivisation arrangements to be provided by Bidco and SS&C for relevant Blue Prism employees or management and no discussions have taken place regarding the terms of such arrangements. Bidco and SS&C are committed to incentivising employees as part of the Combined Group and any such arrangements will be disclosed in accordance with the Takeover Code as appropriate.

No statements in this paragraph 9 constitute “post-offer undertakings" for the purpose of Rule 19.5 of the Takeover Code.

Blue Prism Share Plans

Participants in the Blue Prism Share Plans will be contacted regarding the effect of the Acquisition on their rights under the Blue Prism Share Plans and, where required, appropriate proposals shall be made to such participants in due course.

Further details of the terms of such proposals will be included in the Scheme Document and in a separate document to be sent to participants in the Blue Prism Share Plans.

Financing

Bidco is providing the cash consideration payable under the Acquisition through debt financing.

The financing will comprise debt financing to be provided under the Interim Facility Agreement.

RBC is satisfied that sufficient resources are available to Bidco to satisfy in full the cash consideration payable to Blue Prism Shareholders under the terms of the Acquisition.

Further information on the financing of the Acquisition will be set out in the Scheme Document.

Acquisition-related Arrangements

Confidentiality Agreement

SS&C and Blue Prism entered into a confidentiality agreement on 11 November 2021 (the “Confidentiality Agreement”), pursuant to which SS&C has undertaken to keep information relating to Blue Prism confidential and not to disclose it to third parties (other than to permitted recipients) unless required by law or regulation. These confidentiality obligations shall remain in force until 18 months from the date of the Confidentiality Agreement.

The Confidentiality Agreement also contains undertakings from SS&C that, for a period of 12 months from the date of the Confidentiality Agreement, SS&C shall not solicit certain of Blue Prism’s employees or officers nor shall SS&C employ or offer to employ or attempt to employ certain of Blue Prism’s employees.

SS&C has also agreed to customary standstill arrangements pursuant to which SS&C has agreed that, without the prior written consent of Blue Prism, it shall not acquire Blue Prism Shares or any interest in any Blue Prism Shares. These restrictions fall away immediately following the making of this Announcement.

Clean Team Protocol

On 15 November 2021, Blue Prism and SS&C entered into a Clean Team Protocol, the purpose of which was to agree the procedure for the sharing of commercially sensitive information about the Blue Prism Group with SS&C and Bidco during a due diligence exercise to ensure that the exchange of such commercially sensitive information remains compliant with antitrust laws.

Confidentiality and Joint Defence Agreement

On 15 November 2021, Blue Prism, SS&C and their respective legal advisers entered into a Confidentiality and Joint Defence Agreement, the purposes of which are: (i) to agree that “Restricted Information” about the Blue Prism Group may only be shared with SS&C on an “Outside Counsel/Retained Experts Only” basis and so will not be deemed to have been received by SS&C for the purposes of Rule 21.3 of the Takeover Code; and (ii) to ensure that such sharing of the “Restricted Information” does not constitute a waiver of privilege, right or immunity otherwise available.

Co-operation Agreement

Pursuant to a co-operation agreement dated on or around the date of this Announcement between Blue Prism and Bidco (the “Co-operation Agreement”), among other things: (i) Blue Prism has agreed to co-operate with Bidco to assist the satisfaction of certain regulatory conditions, and Bidco has entered into commitments in relation to obtaining regulatory and foreign investment clearances; (ii) Bidco has agreed to provide Blue Prism with certain information for the purposes of the Scheme Document and to otherwise assist with the preparation of the Scheme Document; (iii) Bidco has agreed to certain provisions if the Scheme should switch to a takeover offer; and (iv) Blue Prism and Bidco have agreed certain arrangements in respect of employees and the Blue Prism Share Plans.

The Co-operation Agreement will terminate in a number of customary circumstances, including if the Acquisition is withdrawn or lapses, if prior to the Long Stop Date any Condition becomes incapable of satisfaction, at Bidco’s or Blue Prism’s election if the Blue Prism Directors withdraw their recommendation of the Acquisition or if the Blue Prism Directors recommend a competing proposal, or if the Scheme does not become Effective in accordance with its terms by the Long Stop Date or otherwise as agreed between Bidco and Blue Prism.

Remuneration Disclosure

In consideration and recognition of the additional work carried out in connection with the Vista Offer and the Acquisition (above and beyond their normal duties and responsibilities), the Blue Prism Directors have agreed to pay a cash bonus to Ijoma Maluza and six other employees, subject to the Acquisition becoming Effective. The bonuses would be payable after the Effective Date as part of the next practicable payroll. The aggregate amount of all such bonuses is £1,054,000. Bidco has consented to these bonuses and has acknowledged this arrangement under the Co-operation Agreement.

Structure of and Conditions to the Acquisition

It is intended that the Acquisition shall be effected by means of a Court-approved scheme of arrangement between Blue Prism and Blue Prism Shareholders under Part 26 of the Companies Act.

The purpose of the Scheme is to provide for Bidco to become the holder of the entire issued and to be issued ordinary share capital of Blue Prism. This is to be achieved by the transfer of the Blue Prism Shares to Bidco, in consideration for which the Blue Prism Shareholders who are on the register of members at the Scheme Record Time shall receive cash consideration on the basis set out in paragraph 2 of this Announcement.

The Acquisition is subject to the Conditions and further terms set out in Appendix I to this Announcement and to be set out in the Scheme Document and the associated forms of proxy and will only become Effective if, among other things, the following events occur on or before the Long Stop Date:

(i)
the approval of the Scheme by a majority in number of the Scheme Shareholders who are present and vote (and are entitled to vote), whether in person or by proxy, at the Court Meeting and who represent 75 per cent. or more in value of the Blue Prism Shares voted by those Scheme Shareholders;
(ii)
the Special Resolution required to approve and implement the Scheme being duly passed by 75 per cent. or more of the votes cast at the Blue Prism General Meeting;
(iii)
certain competition and regulatory approvals (including antitrust approvals in the US and Russia and foreign investment approval in the UK, to the extent required) being obtained;
(iv)
the sanction of the Scheme by the Court (with or without modification but subject to any modification being on terms acceptable to Blue Prism and Bidco); and
(v)
the delivery of a copy of the Court Order to the Registrar of Companies.

The Conditions set out in paragraphs 1 and 2 of Part A of Appendix I to this Announcement provide that the Acquisition shall lapse if, inter alia:

•
the Court Meeting and the Blue Prism General Meeting are not held by the 22nd day after the date for such meetings that shall be specified in the Scheme Document in due course (or such later date as may be agreed between Bidco and Blue Prism); or
•
the Scheme does not become Effective by no later than 11.59 p.m. on the Long Stop Date,

provided, however, that the deadlines for the timing of the Court Meeting and the Blue Prism General Meeting as set out above may be waived by Bidco.

Upon the Scheme becoming Effective, it shall be binding on all Blue Prism Shareholders, irrespective of whether or not they attended or voted at the Court Meeting or the Blue Prism General Meeting (and if they voted, irrespective of whether or not they voted in favour).

If any of the deadlines set out in paragraph 2 of Part A of Appendix I to this Announcement for the timing of the Court Meeting and the Blue Prism General Meeting is not capable of being satisfied by the date specified therein, Bidco shall make an announcement through a Regulatory Information Service.

Further details of the Scheme, including an indicative timetable for its implementation, shall be set out in the Scheme Document. It is expected that the Scheme Document and the forms of proxy accompanying the Scheme Document for use at the Court Meeting and the Blue Prism General Meeting will be published as soon as practicable and in any event within 28 days of the date of this Announcement or such later date as Blue Prism, Bidco and the Panel agree, and that the Court Meeting and the Blue Prism General Meeting will be held as soon as practicable thereafter. The Scheme Document and associated forms of proxy will be made available to all Blue Prism Shareholders at no charge to them.

Pursuant to the terms of the Interim Facility Agreement, Bidco may not waive any material condition to completion of the Acquisition from that set out in this Announcement where it would be materially adverse to the interests of the lenders (taken as a whole) under the Interim Facility Agreement (or the related loan documents), subject to certain exceptions, including where required by the Takeover Code, the Panel or the court or any applicable law, regulation or regulatory body.

De-listing and re-registration

Prior to the Scheme becoming Effective, Blue Prism will make an application for the cancellation of trading of the Blue Prism Shares on AIM, to take effect from or shortly after the Effective Date.

The last day of dealings in Blue Prism Shares on AIM is expected to be the Business Day immediately prior to the Effective Date and no transfers shall be registered after 6.00 p.m. on that date.

On the Effective Date, share certificates in respect of Blue Prism Shares will cease to be valid and entitlements to Blue Prism Shares held within the CREST system will be cancelled.

It is also proposed that, following the Effective Date and after the cancellation of trading of the Blue Prism Shares on AIM, Blue Prism will be re-registered as a private limited company. A resolution to approve the re-registration will be proposed at the Blue Prism General Meeting.

Dividends

If any dividend or other distribution is declared, made or paid in respect of Blue Prism Shares on or after the date of this Announcement, Bidco reserves the right to reduce the Acquisition Price by the amount of such dividend or other distribution in which case any reference in this Announcement to the Acquisition Price payable under the terms of the Acquisition will be deemed to be a reference to the Acquisition Price so reduced. In such circumstances, Blue Prism Shareholders would be entitled to receive and retain any such dividend or other distribution.

Disclosure of interests in Blue Prism

As at the close of business on 30 November 2021 (being the last Business Day prior to the Announcement Date), neither Bidco, nor any of its directors, nor, so far as Bidco is aware, any person acting in concert (within the meaning of the Takeover Code) with it for the purpose of the Acquisition has: (i) any interest in or right to subscribe for any relevant securities of Blue Prism; (ii) any short positions in respect of relevant securities of Blue Prism (whether conditional or absolute and whether in the money or otherwise), including any short positions under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery; (iii) any dealing arrangement of the kind referred to in Note 11 on the definition of acting in concert in the Takeover Code, in relation to Blue Prism Shares or in relation to any securities convertible or exchangeable into Blue Prism Shares; or (iv) borrowed or lent any relevant Blue Prism Shares (including, for these purposes, any financial collateral arrangements of the kind referred to in Note 4 on Rule 4.6 of the Takeover Code), save for any borrowed shares which had been either on-lent or sold.

'Interests in securities' for these purposes arise, in summary, when a person has long economic exposure, whether absolute or conditional, to changes in the price of securities (and a person who only has a short position in securities is not treated as interested in those securities). In particular, a person will be treated as having an 'interest' by virtue of the ownership, voting rights or control of securities, or by virtue of any agreement to purchase, option in respect of, or derivative referenced to, securities. It has not been possible for Bidco to make enquiries of all of its concert parties in advance of the release of this Announcement. Therefore, if Bidco becomes aware, following the making of such enquiries, that any of its other concert parties have any additional interests in relevant securities of Blue Prism, all relevant details in respect of Bidco’s concert parties will be included in Bidco’s Opening Position Disclosure in accordance with Rule 8.1(a) and Note 2(a)(i) on Rule 8 of the Takeover Code.

General

Bidco reserves the right to elect (with the consent of the Panel and, where required by the terms of the Co-operation Agreement, the consent of Blue Prism) to implement the Acquisition by way of a Takeover Offer for the entire issued and to be issued share capital of Blue Prism as an alternative to the Scheme. In such event, the Acquisition shall be implemented on substantially the same terms, so far as applicable, as those which would apply to the Scheme (subject to appropriate amendments, including (without limitation) the inclusion of an acceptance condition set at 75 per cent. (or such lesser percentage as may be decided under the

Co-operation Agreement, subject to the rules of the Takeover Code and with the consent of the Panel (if necessary)) of the Blue Prism Shares to which the Acquisition relates) as those which would apply to the Scheme. Further, if sufficient acceptances of such Takeover Offer are received and/or sufficient Blue Prism Shares are otherwise acquired, it would be the intention of Bidco to apply the provisions of the Companies Act to acquire compulsorily any outstanding Blue Prism Shares to which such Takeover Offer relates.

The Acquisition shall be made subject to the Conditions and further terms set out in Appendix I to this Announcement and to be set out in the Scheme Document. The bases and sources of certain financial information contained in this Announcement are set out in Appendix II to this Announcement. Certain terms used in this Announcement are defined in Appendix IV to this Announcement.

Each of RBC, Qatalyst Partners, BofA Securities and Investec Bank has given and not withdrawn its consent to the publication of this Announcement with the inclusion herein of the references to its name in the form and context in which it appears.

Documents available on website

Copies of the following documents shall be made available on Blue Prism’s website at https://investors.blueprism.com and on SS&C’s website at https://investor.ssctech.com/Possible-Offer-for-Blue-Prism/ until the end of the offer period (as defined by the Takeover Code) relating to SS&C:

•
the Confidentiality Agreement;
•
the Confidentiality and Joint Defence Agreement;
•
the Co-operation Agreement;
•
documents relating to the financing of the Acquisition referred to in paragraph 11 above;
•
the consents from Qatalyst Partners, BofA Securities, Investec Bank and RBC to being named in this Announcement; and
•
this Announcement.

Enquiries:

Blue Prism
Tom Hull, Head of Investor Relations	+44 (0) 77 3670 7407
Brunswick Group LLP (PR adviser to Blue Prism)
Caroline Daniel Diana Vaughton Imran Jina	+44 (0) 20 7404 5959
Qatalyst Partners (Lead Financial Adviser and Rule 3 Adviser to Blue Prism)
Jason DiLullo Peter Spofforth	+44 (0) 20 3700 8820

BofA Securities (Joint Financial Adviser and Corporate Broker to Blue Prism)	+44 (0) 20 7628 1000
James Robertson Oliver Elias Alex Newman

Investec Bank (Joint Financial Adviser, Corporate Broker and Nominated Adviser to Blue Prism)
Carlton Nelson Ben Griffiths Sebastian Lawrence	+44 (0) 20 7597 5970
SS&C
Patrick Pedonti, Chief Financial Officer Justine Stone, Investor Relations	+1 212 367 4705

RBC (Financial Adviser to SS&C and Bidco)
Jason Gurandiano Erik-Jaap Molenaar Paul Lim	+44 (0)20 7653 4000

CMS Cameron McKenna Nabarro Olswang LLP is retained as legal adviser to Blue Prism.

Davis Polk & Wardwell London LLP is retained as legal adviser to SS&C and Bidco.

Important Notices

Qatalyst Partners, which is authorised in the UK by the Financial Conduct Authority, is acting exclusively as financial adviser to Blue Prism and no one else in connection with the Acquisition and will not be acting for any other person and will not be responsible to any person other than Blue Prism for providing the protections afforded to clients of Qatalyst Partners or for advising any other person in respect of the matters referred to in this Announcement. No representation or warranty, express or implied, is made by Qatalyst Partners as to the contents of this Announcement.

Investec Bank is authorised by the Prudential Regulation Authority and regulated in the UK by the Prudential Regulation Authority and the Financial Conduct Authority. Investec Bank is acting for Blue Prism and no one else in connection with the Acquisition and will not regard any other person (whether or not a recipient of this Announcement) as a client in relation to the matters referred to in this Announcement and will not be responsible to anyone other than Blue Prism for providing the protections afforded to Investec Bank’s clients, nor for providing advice in connection with any other matter, transaction or arrangement referred to herein. No representation or warranty, express or implied, is made by Investec Bank as to the contents of this Announcement.

BofA Securities, a subsidiary of Bank of America Corporation, which is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the UK, is acting exclusively for Blue Prism in connection with the matters set out in this Announcement and for no one else and will not be responsible to anyone other than Blue Prism for providing the protections afforded to its clients or for providing advice in relation to the subject matter of this Announcement or any other matters referred to in this Announcement. No representation or warranty, express or implied, is made by BofA Securities as to the contents of this Announcement.

RBC Europe Limited (trading as RBC Capital Markets) (“RBC”), which is authorised by the PRA and regulated by the FCA and the PRA in the United Kingdom and a wholly owned subsidiary of Royal Bank of Canada, is, together with its affiliate RBC Capital Markets, LLC, acting for Bidco and SS&C and no one else in connection with the matters referred to in this Announcement and will not be responsible to anyone other than Bidco and SS&C for providing the protections afforded to clients of RBC Capital Markets, or for providing advice in connection with matters referred to in this Announcement. Neither RBC nor its parent nor any of its subsidiaries or affiliates (including, but not limited to, RBC Capital Markets, LLC) owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of RBC in connection with this Announcement or any matter referred to herein.

This Announcement is for information purposes only and is not intended to, and does not, constitute or form part of any offer to sell or an invitation to purchase, any securities or the solicitation of an offer to buy any securities, or of any vote or any approval in any jurisdiction, pursuant to the Acquisition or otherwise. The Acquisition shall be made solely by means of the Scheme Document (or, if the Acquisition is implemented by way of a Takeover Offer, any document by which the Takeover Offer is made) which, together with the forms of proxy (or forms of acceptance), shall contain the full terms and Conditions of the Acquisition, including details of how to vote in respect of the Acquisition. Any vote in respect of, or acceptance of, the Acquisition should be made only on the basis of the information contained in the Scheme Document (or, if the Acquisition is implemented by way of a Takeover Offer, the offer document to be published by Bidco).

This Announcement does not constitute a prospectus or prospectus equivalent document.

Overseas Shareholders

This Announcement has been prepared for the purpose of complying with English law, the Takeover Code, the Market Abuse Regulation, the Disclosure Guidance and Transparency Rules and the AIM Rules and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside England.

The release, publication or distribution of this Announcement in or into certain jurisdictions other than the UK may be restricted by law. Persons who are not resident in the UK or who are subject to other jurisdictions should inform themselves of, and observe, any applicable requirements. The availability of the Acquisition to Blue Prism Shareholders who are not resident in the UK (and, in particular, their ability to vote their Blue Prism Shares with respect to the Scheme at the Court Meeting, or to appoint another person as proxy to vote at the Court Meeting on their behalf) may be affected by the laws of the relevant jurisdictions in which they are resident. Persons who are not resident in the UK should inform themselves of, and observe, any applicable requirements, as any failure to comply with such requirements may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the Acquisition disclaim any responsibility or liability for the violation of such restrictions by any person.

Unless otherwise determined by Bidco or required by the Takeover Code, and permitted by applicable law and regulation, the Acquisition shall not be made available, directly or indirectly, in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction and no person may vote in favour of the Acquisition by any such use, means, instrumentality or form within a Restricted Jurisdiction or any other jurisdiction if to do so would constitute a violation of the laws of that jurisdiction. Accordingly, copies of this Announcement and all documents relating to the Acquisition are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction, and persons receiving this Announcement and all documents relating to the Acquisition (including custodians, nominees and trustees) must not mail or otherwise distribute or send them in, into or from such jurisdictions where to do so would violate the laws in that jurisdiction. If the Acquisition is implemented by way of a Takeover Offer (unless otherwise permitted by applicable law and regulation), the Takeover Offer may not be made directly or indirectly, in or into, or by the use of mails or any means or instrumentality (including, but not limited to, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or of any facility of a national, state or other securities exchange of any Restricted Jurisdiction and the Takeover Offer may not be capable of acceptance by any such use, means, instrumentality or facilities.

The Acquisition will be subject to the applicable requirements of the Takeover Code, the Panel, the London Stock Exchange and the Financial Conduct Authority. Further details in relation to Overseas Shareholders will be contained in the Scheme Document.

This Announcement does not constitute a prospectus or prospectus equivalent document.

Additional Information for US Investors

The Acquisition is being made to acquire the securities of an English company by means of a scheme of arrangement provided for under the law of England and Wales. A transaction effected by means of a scheme of arrangement is not subject to the tender offer or proxy solicitation rules under the US Exchange Act. Accordingly, the Scheme will be subject to disclosure requirements and practices applicable in the UK to schemes of arrangement, which are different from the disclosure requirements of the US tender offer and proxy solicitation rules. The financial information included in this Announcement and the Scheme documentation has been or will have been prepared in accordance with International Financial Reporting Standards and thus may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the US. If Bidco were to elect to implement the Acquisition by means of a Takeover Offer, such Takeover Offer would be made in compliance with applicable US laws and regulations, including Section 14(e) of the US Exchange Act and Regulation 14E thereunder. Such a Takeover Offer would be made in the US by Bidco and no one else.

The receipt of cash pursuant to the Acquisition by a US Blue Prism Shareholder as consideration for the transfer of its Blue Prism Shares pursuant to the Scheme will likely be a taxable transaction for US federal income tax purposes and under applicable US state and local, as well as foreign and other, tax laws. Blue Prism Shareholders are urged to consult their independent professional advisers immediately regarding the tax consequences of the Acquisition applicable to them.

It may be difficult for US Blue Prism Shareholders to enforce their rights and claims arising out of the US federal securities laws, since Blue Prism is located in a country other than the US, and some or all of its officers and directors may be residents of countries other than the US. US Blue Prism Shareholders may not be able to sue a non-US company or its officers or directors in a non-US court for violations of US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s jurisdiction and judgement.

In accordance with normal UK practice and pursuant to Rule 14e-5(b) of the US Exchange Act, Bidco, certain affiliated companies and their nominees or brokers (acting as agents) may make certain purchases of, or arrangements to purchase, Blue Prism Shares outside the US, other than pursuant to the Acquisition, until the date on which the Acquisition and/or Scheme becomes Effective, lapses or is otherwise withdrawn. Also, in accordance with Rule 14e-5(b) of the US Exchange Act, each of BofA Securities, Investec Bank, and RBC will continue to act as a connected exempt principal trader in Blue Prism Shares on the London Stock Exchange. If such purchases or arrangements to purchase were to be made they would occur either in the open market at prevailing prices or in private transactions at negotiated prices and comply with applicable law, including the US Exchange Act. Any information about such purchases or arrangements to purchase will be disclosed as required in the UK, will be reported to a Regulatory Information Service and will be available on the London Stock Exchange website at www.londonstockexchange.com.

Forward Looking Statements

This Announcement (including information incorporated by reference in this Announcement), oral statements made regarding the Acquisition, and other information published by Blue Prism, Bidco or any other member of the SS&C Group contain statements about Bidco, any other member of the SS&C Group and the Blue Prism Group that are or may be deemed to be forward looking statements. All statements other than statements of historical facts included in this Announcement may be forward looking statements. Without limitation, any statements preceded or followed by or that include the words “targets”, “plans”, “believes”, “expects”, “aims”, “intends”, “will”, “may”, “shall”, “should”, “anticipates”, “estimates”, “projects”, “is subject to”, “budget”, “scheduled”, “forecast” or words or terms of similar substance or the negative thereof, are forward looking statements. Forward looking statements include statements relating to the following: (i) future capital expenditures, expenses, revenues, earnings, synergies, economic performance, indebtedness, financial condition, dividend policy, losses and future prospects; (ii) business and management strategies and the expansion and growth of the SS&C Group’s or the Blue Prism Group’s operations and potential synergies resulting from the Acquisition; and (iii) the effects of government regulation on the SS&C Group’s or the Blue Prism Group’s business.

Such forward looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of the management of Bidco, SS&C and Blue Prism about future events, and are therefore subject to risks and uncertainties that could significantly affect expected results and are based on certain key assumptions. Many factors could cause actual results to differ materially from those projected or implied in any forward looking statements, including: increased competition, the loss of or damage to one or more key customer relationships, the failure of one or more key suppliers, the outcome of business or industry restructuring, the outcome of any litigation, changes in economic conditions, currency fluctuations, changes in interest and tax rates, changes in laws, regulations or regulatory policies, developments in legal or public policy doctrines, technological developments, the failure to retain key management, or the timing and success of future acquisition opportunities or major investment projects. Other unknown or unpredictable factors could cause actual results to differ materially from those in the forward looking statements. Such forward looking statements should therefore be construed in the light of such factors. Neither Bidco nor Blue Prism, nor any of their respective associates, directors, officers, employees or advisers, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward looking statements in this Announcement will actually occur. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward looking statements, which speak only as of the date hereof. All subsequent oral or written forward looking statements attributable to any member of the SS&C Group or the Blue Prism Group, or any of their respective associates, directors, officers, employees or advisers, are expressly qualified in their entirety by the cautionary statement above.

Bidco and Blue Prism expressly disclaim any obligation to update any forward looking or other statements contained herein, except as required by applicable law or by the rules of any competent regulatory authority, whether as a result of new information, future events or otherwise.

Profit Forecasts or Estimates

The Blue Prism Profit Forecast is a profit forecast for the purposes of Rule 28 of the Takeover Code. The Blue Prism Profit Forecast, the assumptions and basis of preparation on which the Blue Prism Profit Forecast is based and the Blue Prism Directors’ confirmation, as required by Rule 28.1 of the Takeover Code, are set out in Appendix III to this Announcement.

Other than in respect of the Blue Prism Profit Forecast, no statement in this Announcement is intended as a profit forecast or estimate for any period and no statement in this Announcement should be interpreted to mean that earnings or earnings per share for Blue Prism for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per share for Blue Prism.

For the purposes of Rule 28 of the Takeover Code the Blue Prism Profit Forecast contained in this Announcement is the responsibility of Blue Prism and the Blue Prism Directors.

Disclosure Requirements of the Takeover Code

Under Rule 8.3(a) of the Takeover Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th business day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Takeover Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 p.m. (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel’s website at http://www.thetakeoverpanel.org.uk/, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, you should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129.

Electronic Communications

Please be aware that addresses, electronic addresses and certain information provided by Blue Prism Shareholders, persons with information rights and other relevant persons for the receipt of communications from Blue Prism may be provided to Bidco during the offer period as required under Section 4 of Appendix 4 of the Takeover Code to comply with Rule 2.11(c) of the Takeover Code.

Publication on Website and Availability of Hard Copies

A copy of this Announcement and the documents required to be published by Rule 26 of the Takeover Code shall be made available subject to certain restrictions relating to persons resident in Restricted Jurisdictions on Blue Prism’s website at https://investors.blueprism.com by no later than 12 noon (London time) on the business day following the date of this Announcement. For the avoidance of doubt, the contents of the websites referred to in this Announcement are not incorporated into and do not form part of this Announcement.

Blue Prism Shareholders may request a hard copy of this Announcement by contacting Link Group between 8.30 a.m. to 5.30 p.m. (London time) Monday to Friday (except public holidays in England and Wales) on 0371 664 0300 (or if calling from outside the UK +44 371 664 0300) or by submitting a request in writing to the Registrar at Link Group, 10th Floor, Central Square, 29 Wellington Street, Leeds, LS1 4DL, United Kingdom or by email to shareholderenquiries@linkgroup.co.uk. Blue Prism Shareholders may also request that all future documents, announcements and information in relation to the Acquisition should be sent to them in hard copy form. Calls are charged at the standard geographic rate and will vary by provider. Calls outside the UK will be charged at the applicable international rate. If you have received this Announcement in electronic form, copies of this Announcement and any document or information incorporated by reference into this document will not be provided unless such a request is made.

Rounding

Certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Rule 2.9 Disclosure

In accordance with Rule 2.9 of the Takeover Code, Blue Prism confirms that as at the date of this Announcement, it has in issue and admitted to trading on AIM 97,112,554 Blue Prism Shares (excluding Blue Prism Shares held in treasury). The International Securities Identification Number (ISIN) of the Blue Prism Shares is GB00BYQ0HV16.

APPENDIX I
CONDITIONS AND FURTHER TERMS OF THE SCHEME AND THE ACQUISITION

Part A:
Conditions to the Scheme and Acquisition
1.
The Acquisition will be conditional upon the Scheme becoming unconditional and becoming Effective, subject to the provisions of the Takeover Code, by no later than 11.59 p.m. on the Long Stop Date.

Conditions of the Scheme

2.
The Scheme will be subject to the following Conditions:
(a)
(i) its approval by a majority in number representing not less than 75 per cent. in value of Scheme Shareholders who are on the register of members of Blue Prism (or the relevant class or classes thereof) at the Voting Record Time, present and voting (and entitled to vote), whether in person or by proxy, at the Court Meeting and at any separate class meeting which may be required by the Court (or any adjournment thereof), and (ii) such Court Meeting (and any separate class meeting which may be required by the Court) being held on or before the 22nd day after the expected date of the Court Meeting to be set out in the Scheme Document in due course (or such later date as may be agreed between Bidco and Blue Prism with the consent of the Panel (and that the Court may approve if required));
(b)
(i) the Special Resolution being duly passed at the Blue Prism General Meeting (or any adjournment thereof) and (ii) such Blue Prism General Meeting being held on or before the 22nd day after the expected date of the Blue Prism General Meeting to be set out in the Scheme Document in due course (or such later date as may be agreed between Bidco and Blue Prism with the consent of the Panel);
(c)
the sanction of the Scheme by the Court (with or without modification (but subject to such modification being acceptable to Bidco and Blue Prism)); and
(d)
the delivery of the copy of the Court Order to the Registrar of Companies.

General Conditions

3.
In addition, subject as stated in Part B below, Bidco and Blue Prism have agreed that the Acquisition will be conditional upon the following Conditions and, accordingly, the Court Order will not be delivered to the Registrar of Companies unless the following Conditions (as amended if appropriate) have been satisfied or, where relevant, waived prior to the Scheme being sanctioned by the Court:

Antitrust

1.
US
(a)
all applicable filings having been made and any applicable waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976 (as amended) and the regulations made thereunder relating to the Transaction having expired, lapsed or been terminated;
2.
UK
(b)
no Initial Enforcement Order of the UK Competition and Markets Authority or a UK Secretary of State for Business, Energy and Industrial Strategy (“Secretary of State”) being in force that would make completion of the Acquisition illegal and/or invalid;
3.
Russia
(c)
insofar as the Acquisition falls within the scope of the Russian merger control regime, the relevant authority having authorised conditionally or unconditionally the Acquisition, whether expressly or implicitly through the lapse of the applicable waiting period.

Regulatory

4.
UK

(a)
where, pursuant to the UK National Security and Investment Act 2021 (“NS&I Act”), the Acquisition constitutes a notifiable acquisition in respect of which notice must be given to the Secretary of State before such notifiable acquisition is completed (and the Secretary of State has not informed Bidco that the mandatory notification requirement has been waived or is otherwise not required or met, on a basis which provides to Bidco a reasonable indication from the Investment Security Unit that completing the Acquisition will not be unlawful or result in the Acquisition being rendered legally void or in the incurrence of criminal or civil penalties), the Acquisition is conditional upon a notification having been accepted and:
(i)
the Secretary of State confirming that no further action will be taken in relation to the Acquisition under the NS&I Act; or
(ii)
if the Secretary of State issues a call-in notice under the NS&I Act in relation to the Acquisition (“Call-In Notice”): (I) Bidco receiving a final notification that no further action in relation to the Call-In Notice is to be taken under the NS&I Act; or (II) the Secretary of State making a final order in relation to the Acquisition under the NS&I Act which permits the Acquisition to be completed subject to the provisions of such final order (and, to the extent relevant, all conditions, provisions or obligations contained in such final order necessary for completion of the Acquisition having been satisfied or complied with).

Other Third Party clearances

(b)
the waiver (or non-exercise within any applicable time limits) by any relevant government or governmental, quasi-governmental, supranational, statutory, regulatory, administrative, environmental, professional or investigative body, court, trade agency, association, institution, any entity owned or controlled by any relevant government or state, or any other body or person whatsoever in any jurisdiction (each a “Third Party”) of any termination right, right of pre-emption, first refusal or similar right arising as a result of or in connection with the Acquisition including, without limitation, its implementation and financing or the proposed direct or indirect acquisition of any shares or other securities in, or control of, Blue Prism by Bidco or any member of the Bidco Group;
(c)
other than in relation to the approvals referred to in Conditions (a) to (d) above, no Third Party having given notice of a decision to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference, or having required any action to be taken or otherwise having done anything or having enacted, made or proposed any statute, regulation, decision, order or change to published practice and there not continuing to be outstanding any statute, regulation, decision or order which would or might reasonably be expected to:
(i)
require, prevent or materially delay the divestiture, or materially alter the terms envisaged for any proposed divestiture by any member of the Wider Bidco Group or any member of the Wider Blue Prism Group of all or any portion of their respective businesses, assets or property or impose any limitation on the ability of any of them to conduct their respective businesses (or any of them) or to own, control or manage any of their respective assets or properties or any part thereof;
(ii)
require, prevent or delay, or alter the terms envisaged for, any proposed divestiture by any member of the Wider Bidco Group of any shares or other securities in Blue Prism;
(iii)
impose any limitation on, or result in a delay in, the ability of any member of the Wider Bidco Group directly or indirectly to acquire or to hold or to exercise effectively, directly or indirectly, all or any rights of ownership in respect of shares or loans or securities convertible into shares or any other securities (or the equivalent) in any member of the Wider Blue Prism Group or to exercise management control over any such member;
(iv)
otherwise adversely affect the business, assets or profits of any member of the Wider Bidco Group or of any member of the Wider Blue Prism Group;

(v)
make the Acquisition or its implementation or the acquisition or proposed acquisition by Bidco or any member of the Wider Bidco Group of any shares or other securities in, or control of Blue Prism void, illegal, and/or unenforceable under the laws of any relevant jurisdiction, or otherwise, directly or indirectly, restrain, restrict, prohibit, delay or otherwise adversely interfere with the same, or impose additional conditions or obligations with respect thereto, or otherwise challenge or interfere therewith;
(vi)
require (other than pursuant to the implementation of the Scheme or, if applicable, sections 974 to 991 of the Companies Act) any member of the Wider Bidco Group or the Wider Blue Prism Group to acquire or to offer to acquire any shares or other securities (or the equivalent) or interest in any member of the Wider Blue Prism Group or the Wider Bidco Group or any asset owned by any third party;
(vii)
impose any material limitation on or result in any material delay in the ability of any member of the Wider Bidco Group or any member of the Wider Blue Prism Group to conduct, integrate or co-ordinate its business, or any part of it, with the businesses or any part of the businesses of any other member of the Wider Bidco Group and/or the Wider Blue Prism Group in a manner which is adverse in the context of the Wider Blue Prism Group or the Wider Bidco Group; or
(viii)
result in any member of the Wider Blue Prism Group ceasing to be able to carry on business under any name under which it presently does so,
5.
and all applicable waiting and other time periods (including any extensions thereof) during which any such Third Party could decide to take, institute, implement or threaten any such action, proceeding, suit, investigation, enquiry or reference or take any other step under the laws of any jurisdiction in respect of the Acquisition or proposed acquisition of any Blue Prism Shares or otherwise intervene having expired, lapsed, or been terminated, and in all such cases in a manner which is material in the context of the Wider Bidco Group, the Wider Blue Prism Group or the Acquisition;
(d)
in addition to the competition law and regulatory approvals referred to in Conditions (a) to (d) above, all material filings, applications and/or notifications which are necessary having been made in connection with the Acquisition and all relevant waiting periods and other time periods (including any extensions thereof) under any applicable legislation or regulation of any jurisdiction having expired, lapsed or been terminated and all material statutory or regulatory obligations in any jurisdiction having been complied with in connection with the Acquisition or the acquisition by any member of the Wider Bidco Group of any shares or other securities in, or control or management of, Blue Prism or any member of the Wider Blue Prism Group or the carrying on by any member of the Wider Blue Prism Group of its business in each case where the direct consequence of any failure to make any such filing, application or notification or to wait for the expiry, lapse or termination of any such waiting or other time period or the failure to comply with any such statutory or regulatory obligation would be unlawful in any relevant jurisdiction or would give rise to a material risk of having a material adverse effect on the Wider Blue Prism Group taken as a whole or the ability of Bidco to implement the Acquisition;
(e)
in addition to the competition law and regulatory approvals referred to in Conditions (a) to (d) above, all authorisations, orders, recognitions, grants, consents, licences, confirmations, clearances, permissions and approvals which are necessary for the proposed Acquisition having been obtained in terms and in a form reasonably satisfactory to Bidco from all necessary Third Parties or persons with whom any member of the Wider Blue Prism Group has entered into contractual arrangements or other business relationships, in each case where the absence of such authorisation, order, recognition, grant, consent, licence, confirmation, clearance, permission and approval would have a material adverse effect on the Wider Bidco Group taken as a whole, and all such authorisations, orders, recognitions, grants, consents, licences, confirmations, clearances, permissions and approvals together with all authorisations orders, recognitions, grants, licences, confirmations, clearances, permissions and approvals necessary to carry on the business of any member of the Wider Blue Prism Group on a basis similar in all material respects to the basis on which it is conducted at the Announcement Date, remaining in full force and effect, in each case where the absence of any such authorisation order, recognition, grant, licence, confirmation, clearance, permission or approval would give rise to a material risk of having a material adverse effect on the Wider Bidco Group taken as a whole and all material filings necessary for such purpose have been made and there being no notice or intimation of any intention to revoke, suspend, restrict, modify or not to renew any of the same at the time at which the Acquisition becomes otherwise unconditional and all necessary statutory or regulatory obligations in any jurisdiction having been complied with where any such failure to make a filing or notice of intention so received would give rise to a material risk of having a material adverse effect on the Wider Bidco Group taken as a whole;

Circumstances arising as a result of any arrangement, agreement etc.

(f)
except as Disclosed, there being no provision of any arrangement, agreement, licence, permit, franchise, lease or other instrument to which any member of the Wider Blue Prism Group is a party or by or to which any such member or any of its assets is or may be bound, entitled or be subject which, as a consequence of the Acquisition or the proposed acquisition by any member of the Wider Bidco Group of any shares or other securities in Blue Prism or because of a change in the control or management of any member of the Wider Blue Prism Group or otherwise, would or might reasonably be expected to result in, in each case to an extent which is material in the context of the Wider Blue Prism Group taken as a whole or in the context of the Acquisition:
(i)
any monies borrowed by, or any other indebtedness or liabilities, actual or contingent of, or any grant available to, any member of the Wider Blue Prism Group being or becoming repayable, or capable of being declared repayable, immediately or prior to its or their stated maturity date or repayment date, or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;
(ii)
the rights, liabilities, obligations, interests or business of any member of the Wider Blue Prism Group under any such arrangement, agreement, licence, permit, lease or instrument or the interests or business of any member of the Wider Blue Prism Group in or with any other firm or company or body or person (or any agreement or arrangement relating to any such business or interests) being or likely to become terminated or adversely modified or affected or any onerous obligation or liability arising or any adverse action being taken or arising thereunder;
(iii)
any member of the Wider Blue Prism Group ceasing to be able to carry on business under any name under which it presently carries on business;
(iv)
any assets or interests of, or any asset the use of which is enjoyed by, any member of the Wider Blue Prism Group being or falling to be disposed of or charged or ceasing to be available to any such member or any right arising under which any such asset or interest could be required to be disposed of or charged or could cease to be available to any member of the Wider Blue Prism Group otherwise than in the ordinary course of business;
(v)
the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any member of the Wider Blue Prism Group or any such mortgage, charge or other security interest (whenever created, arising or having arisen), becoming enforceable;
(vi)
the business, assets, value, financial or trading position, profits, prospects or operational performance of any member of the Wider Blue Prism Group being prejudiced or adversely affected;
(vii)
the creation or acceleration of any liability (actual or contingent) by any member of the Wider Blue Prism Group other than trade creditors or other liabilities incurred in the ordinary course of business;

(viii)
any liability of any member of the Wider Blue Prism Group to make any severance, termination, bonus or other payment to any of its directors or other officers other than in the ordinary course of business or consistent with past practice; or
(ix)
any requirement of any member of the Wider Blue Prism Group to acquire, subscribe, pay up or repay any shares or other securities (or the equivalent), and
6.
and no event having occurred which, under any provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider Blue Prism Group is a party to or by which any such member of the Wider Blue Prism Group any of its assets may be bound, entitled or subject, would or might reasonably be expected to result in any of the events or circumstances as are referred to in sub-paragraphs (i) to (ix) of this Condition (i), in each case which is or would be material in the context of the Wider Blue Prism Group taken as a whole;

No material transactions, claims or changes in the conduct of the business of the Wider Blue Prism Group

(g)
except as Disclosed, no member of the Wider Blue Prism Group having since 30 April 2021:
(i)
save as between Blue Prism and the Wider Blue Prism Group, issued or agreed to issue or authorised or proposed or announced its intention to authorise or propose the issue of additional shares of any class, or securities or securities convertible into, or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities or transferred or sold or agreed to transfer or sell or authorised or proposed the transfer or sale of Blue Prism Shares out of treasury;
(ii)
recommended, declared, paid or made or proposed or agreed to recommend, declare, pay or make any bonus issue, dividend or other distribution (whether payable in cash or otherwise) other than to Blue Prism or one of its wholly owned subsidiaries;
(iii)
save as between Blue Prism and its wholly owned subsidiaries or between such wholly owned subsidiaries, merged with (by statutory merger or otherwise) or demerged from or acquired any body, corporate, partnership or business or acquired or disposed of, or transferred, mortgaged or charged or created any security interest over, any assets or any right, title or interest in any asset (including shares and trade investments) or authorised, proposed or announced any intention to do so, in each case other than in the ordinary course of business and, in each case, to an extent which is material in the context of the Wider Blue Prism Group taken as a whole;
(iv)
save as between Blue Prism and its wholly owned subsidiaries or between such wholly owned subsidiaries, made, authorised, proposed or announced an intention to propose any change in its loan capital or issued or authorised the issue of any debentures;
(v)
issued, authorised or proposed or announced an intention to authorise or propose the issue of, or made any change in or to the terms of, any debentures or (save in the ordinary course of business or as between Blue Prism and its wholly owned subsidiaries or between such wholly owned subsidiaries) incurred or increased any indebtedness or become subject to any contingent liability in each case which is material in the context of the Wider Blue Prism Group taken as a whole;
(vi)
entered into, varied, authorised or proposed entry into or variation of, or announced its intention to enter into or vary, any contract, transaction, arrangement or commitment (whether in respect of capital expenditure or otherwise) except in the ordinary course of business which is of a long term, unusual or onerous nature or magnitude, or which is or is likely to be restrictive on the business of any member of the Wider Blue Prism Group or which involves or could reasonably be expected to involve an obligation of such a nature or magnitude or which is other than in the ordinary course of business, in any such case to an extent which is material in the context of the Wider Blue Prism Group taken as a whole;
(vii)
entered into, varied, authorised or announced its intention to enter into or vary to a material extent the terms of or made any offer (which remains open for acceptance) to enter into or vary to a material extent the terms of, any contract, commitment, arrangement or any service agreement with any director or senior executive of the Wider Blue Prism Group save for salary increases, bonuses or variations of terms in the ordinary course;
(viii)
proposed, agreed to provide or modified the terms of any share option scheme, incentive scheme, or other benefit relating to the employment or termination of employment of any employee of the Wider Blue Prism Group and in each case which is material in the context of the Wider Blue Prism Group taken as a whole;
(ix)
made or agreed or consented to any material change to the terms of the trust deeds and rules constituting the pension scheme(s) established for its directors, employees or their dependants or to the benefits which accrue, or to the pensions which are payable, thereunder, or to the basis on which qualification for, or accrual or entitlement to, such benefits or pensions are calculated or determined or to the basis upon which the liabilities (including pensions) of such pension schemes are funded or made, or agreed or consented to (in each case which is material in the context of the Wider Blue Prism Group taken as a whole) and otherwise than as required by law;
(x)
entered into, implemented or effected, or authorised, proposed or announced its intention to implement or effect, any joint venture, asset or profit sharing arrangement, partnership, composition, assignment, reconstruction, amalgamation, commitment, scheme or other transaction or arrangement (other than the Scheme) otherwise than in the ordinary course of business;
(xi)
purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or, save in respect of the matters mentioned in sub-paragraph (i) above, made any other change to any part of its share capital which is material in the context of the Wider Blue Prism Group taken as a whole;
(xii)
other than with respect to claims between Blue Prism and its wholly owned subsidiaries (or between such subsidiaries), waived, compromised or settled any claim or admitted any dispute, claim or counter-claim whether made or potential and whether by or against any member of the Wider Blue Prism Group and which is material in the context of the Wider Blue Prism Group taken as a whole or in the context of the Acquisition;
(xiii)
except as disclosed on publicly available registers, made any material alteration to its articles of association or other constitutional documents (in each case, other than in connection with the Scheme);
(xiv)
(other than in respect of a member of the Wider Blue Prism Group which is dormant and was solvent at the relevant time) taken or proposed any steps, corporate action or had any legal proceedings instituted or threatened against it in relation to the suspension of payments, a moratorium of any indebtedness, its winding-up (voluntary or otherwise), dissolution, reorganisation or for the appointment of any administrator, receiver, manager, administrative receiver, trustee or similar officer of all or any material part of its assets or revenues or any analogous proceedings in any jurisdiction or appointed any analogous person in any jurisdiction or had any such person appointed and which is material in the context of the Wider Blue Prism Group taken as a whole or in the context of the Acquisition;
(xv)
been unable, or admitted in writing that it is unable, to pay its debts, or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business which is material in the context of the Wider Blue Prism Group taken as a whole or in the context of the Acquisition;
(xvi)
commenced negotiations with any of its creditors with a view to rescheduling or restructuring any of its indebtedness or entered into a composition, compromise, assignment or arrangement with any of its creditors whether by way of a voluntary arrangement, scheme of arrangement, deed of compromise or otherwise which, in any such case, is material in the context of the Wider Blue Prism Group taken as a whole or in the context of the Acquisition;
(xvii)
entered into any contract, commitment, agreement or arrangement otherwise than in the ordinary course of business or passed any resolution or made any offer (which remains open for acceptance) with respect to or announced an intention to, or to propose to, effect any of the transactions, matters or events referred to in this Condition (j);
(xviii)
entered into any contract, transaction or arrangement which would be materially restrictive on the business of any member of the Wider Blue Prism other than to a nature and extent which is normal in the context of the business concerned;
(xix)
terminated or varied the terms of any agreement or arrangement between any member of the Wider Blue Prism Group and any other person in a manner which would or might be expected to have a material adverse effect on the financial position of the Wider Blue Prism Group taken as a whole; or
(xx)
having taken (or agreed or proposed to take) any action which requires, or would require, the consent of the Panel or the approval of Blue Prism Shareholders in general meeting in accordance with, or as contemplated by, Rule 21.1 of the Takeover Code except with the consent of Bidco;

No material adverse change, litigation or regulatory enquiry

(h)
since 30 April 2021, and except as Disclosed, there having been:
(i)
no adverse change and no circumstance having arisen which would be expected to result in any adverse change or deterioration in the business, assets, value, financial or trading position, profits or operational performance of any member of the Wider Blue Prism Group to an extent which is material to the Wider Blue Prism Group taken as a whole;
(ii)
no litigation, arbitration proceedings, prosecution or other legal or regulatory proceedings to which any member of the Wider Blue Prism Group is or may become a party (whether as claimant or defendant or otherwise), and no enquiry, review, investigation or enforcement proceedings by, or complaint or reference to, any Third Party against or in respect of any member of the Wider Blue Prism Group having been threatened, announced or instituted by or against, or remaining outstanding in respect of, any member of the Wider Blue Prism Group, in each case which would reasonably be expected to have a material adverse effect on the Wider Blue Prism Group taken as a whole;
(iii)
no contingent or other liability having arisen, increased or become apparent which is reasonably likely to adversely affect the business, assets, financial or trading position or profits of any member of the Wider Blue Prism Group to an extent which is material in the context of the Wider Blue Prism Group taken as a whole; and
(iv)
no member of the Wider Blue Prism Group having conducted its business in breach of any applicable laws and regulations which in any case is material and adverse in the context of the Wider Blue Prism Group taken as a whole;
(i)
except as Disclosed, Bidco not having discovered:
(i)
that any financial, business or other information concerning the Wider Blue Prism Group publicly announced or Disclosed to any member of the Wider Bidco Group at any time prior to this Announcement by or on behalf of any member of the Wider Blue Prism Group or to any of their advisers is misleading, contains a misrepresentation of fact or omits to state a fact necessary to make that information not misleading and which was not subsequently corrected before the date of this Announcement by disclosure by or on behalf of the Wider Blue Prism Group through the publication of an announcement via a Regulatory Information Service or otherwise;
(ii)
that any member of the Wider Blue Prism Group is subject to any liability (actual or contingent) and which is not disclosed in the 2020 Blue Prism Annual Report or in the 2021 Blue Prism Interim Results Announcement; or
(iii)
any information which affects the import of any information disclosed to Bidco at any time prior to this Announcement by or on behalf of any member of the Wider Blue Prism Group,
7.
in each case, which is material in the context of the Wider Blue Prism Group taken as a whole;

Anti-corruption and sanctions

(j)
except as Disclosed, Bidco not having discovered that:
(i)
any past or present member, director, officer or employee of the Wider Blue Prism Group or any person that performs or has performed services for or on behalf of any member of the Wider Blue Prism Group is or has at any time engaged in any activity, practice or conduct in contravention of the UK Bribery Act 2010, the US Foreign Corrupt Practices Act of 1977, as amended or any other applicable anti-corruption legislation;
(ii)
any past or present member, director, officer or employee of the Blue Prism Group, or any other person for whom any such person may be liable or responsible under applicable law, has engaged in any activity or business with, or made any investments in, or made any funds or assets available to or received any funds or assets from: (a) any government, entity or individual in respect of which US or European Union persons, or persons operating in those territories, are prohibited from engaging in activities or doing business, or from receiving or making available funds or economic resources, by US or European Union laws or regulations, including the economic sanctions administered by the United States Office of Foreign Assets Control, or HM Treasury; or (b) any government, entity or individual targeted by any of the economic sanctions of the United Nations, the US, the European Union or any of its member states; and
(iii)
a member of the Blue Prism Group has engaged in any transaction which would cause any member of the Wider Bidco Group to be in breach of any applicable law or regulation on completion of the Acquisition, including the economic sanctions administered by the United States Office of Foreign Assets Control or HM Treasury or any government, entity or individual targeted by any of the economic sanctions of the United Nations, US or the European Union or any of its member states;

No criminal property

(k)
except as Disclosed, Bidco not having discovered that any asset of any member of the Wider Blue Prism Group constitutes criminal property as defined by section 340(3) of the Proceeds of Crime Act 2002 (but disregarding paragraph (b) of that definition);

Intellectual property

(l)
except as Disclosed, no circumstance having arisen or event having occurred since the Announcement Date in relation to any intellectual property owned, used or licensed by the Wider Blue Prism Group or licensed by the Blue Prism Group to any third parties, including:

(i)
any member of the Wider Blue Prism Group losing its title to any intellectual property or any intellectual property owned by the Wider Blue Prism Group being revoked, cancelled or declared invalid;
(ii)
any agreement regarding the use of any intellectual property licensed to or by any member of the Wider Blue Prism Group being terminated or varied; or
(iii)
any claim being filed suggesting that any member of the Wider Blue Prism Group infringed the intellectual property rights of a third party or any member of the Wider Blue Prism Group being found to have infringed the intellectual property rights of a third party,
8.
in each case, which is material and adverse in the context of the Wider Blue Prism Group taken as a whole.

Part B:
Further terms of the Acquisition
1.
Subject to the requirements of the Panel and the Takeover Code, Bidco reserves the right in its sole discretion to waive:
(a)
any of the deadlines set out in Condition 2 of Part A above for the timing of the Court Meeting and the Blue Prism General Meeting. If any such deadline is not met, Bidco shall make an announcement by 7.00 a.m. on the Business Day following such deadline confirming whether it has invoked or waived the relevant Condition or agreed with Blue Prism to extend the deadline in relation to the relevant Condition; and
(b)
in whole or in part, all or any of the Conditions listed in Part A above, except for Conditions 1, 2(a)(i), 2(b)(i), 2(c) and 2(d) which cannot be waived.
2.
Conditions 3(a) to (o) of Part A above (inclusive) must each be fulfilled, or (if capable of waiver) be waived by Bidco by no later than 11.59 p.m. on the date immediately preceding the date of the Sanction Hearing, failing which the Acquisition will lapse. Bidco shall be under no obligation to waive (if capable of waiver) or treat as satisfied any of the Conditions that it is entitled (with the consent of the Panel and subject to the requirements of the Takeover Code) to invoke, by a date earlier than the latest date specified above for the fulfilment or waiver thereof, notwithstanding that the other Conditions may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfilment.
3.
If Bidco is required by the Panel to make an offer for Blue Prism Shares under the provisions of Rule 9 of the Takeover Code, Bidco may make such alterations to any of the above Conditions and terms of the Acquisition as are necessary to comply with the provisions of that Rule.
4.
Under Rule 13.5(a) of the Takeover Code, Bidco may only invoke a Condition so as to cause the Acquisition not to proceed, to lapse or to be withdrawn with the consent of the Panel. The Panel will normally only give its consent if the circumstances which give rise to the right to invoke the Condition are of material significance to Bidco in the context of the Acquisition. This will be judged by reference to the facts of each case at the time that the relevant circumstances arise. The Conditions contained in Conditions 1, 2(a), 2(b), 2(c) and 2(d) of Part A above and, if applicable, any acceptance condition if the Acquisition is implemented by means of a Takeover Offer, are not subject to this provision of the Takeover Code. Any Condition that is subject to Rule 13.5(a) may be waived by Bidco.
5.
Bidco reserves the right to elect to implement the Acquisition by way of a Takeover Offer as an alternative to the Scheme (subject to the Panel’s consent and the terms of the Co-operation Agreement). In such event, the Acquisition will be implemented on the same terms (subject to appropriate amendments including (without limitation) the inclusion of an acceptance condition set at 75 per cent. (or such lesser percentage as may be decided under the Co-operation Agreement, subject to the rules of the Takeover Code and with the consent of the Panel (if necessary)) of the Blue Prism Shares to which the Acquisition relates) as those which would apply to the Scheme. Further, if sufficient acceptances of such Takeover Offer are received and/or sufficient Blue Prism Shares are otherwise acquired, it would be the intention of Bidco to apply the provisions of the

Companies Act to acquire compulsorily any outstanding Blue Prism Shares to which such Takeover Offer relates.
6.
The Acquisition will be governed by the laws of England and Wales and be subject to the jurisdiction of the English courts and to the Conditions set out above. The Scheme will be subject to the applicable requirements of the Takeover Code, the Panel, the London Stock Exchange, the FCA and the Registrar of Companies.
7.
Each of the Conditions shall be regarded as a separate Condition and shall not be limited by reference to any other Condition.
8.
The Blue Prism Shares will be acquired by Bidco fully paid and free from all liens, equities, charges, encumbrances, options, rights of pre-emption and any other third party rights and interests of any nature and together with all rights now or hereafter attaching or accruing to them, including (without limitation) voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid, or any other return of value (whether by way of reduction of share capital, repurchase or redemption or otherwise) made on or after the date of the Announcement Date.
9.
If, on or after the date of the Announcement Date and prior to the Effective Date, any dividend, distribution or other return of value is declared, paid or made or becomes payable by Blue Prism in respect of the Blue Prism Shares, Bidco reserves the right (without prejudice to any right of Bidco, with the consent of the Panel, to invoke Condition 3(j)(ii) of Part A above) to reduce the consideration payable under the terms of the Acquisition for the Blue Prism Shares to reflect the aggregate amount of such dividend, distribution or other return of value or excess. In such circumstances, Blue Prism Shareholders would be entitled to receive and retain any such dividend, distribution or other return of value declared, made or paid.

If and to the extent that any such dividend, distribution or other return of value is paid or made in respect of the Blue Prism Shares prior to the Effective Date, and Bidco exercises its rights under this paragraph 9 to reduce the consideration payable under the terms of the Acquisition for the Blue Prism Shares, any reference in this Announcement to the consideration payable under the terms of the Acquisition shall be deemed to be a reference to the consideration as so reduced.

If and to the extent that any such dividend, distribution or other return of value has been declared or announced but not paid or made or is not payable in respect of the Blue Prism Shares prior to the Effective Date or by reference to a record date prior to the Effective Date or is (i) transferred pursuant to the Acquisition on a basis which entitles Bidco to receive the dividend, distribution or other return of value and to retain it; or (ii) cancelled before payment, the consideration payable under the terms of the Acquisition for the Blue Prism Shares shall not be subject to change in accordance with this paragraph 9.

Any exercise by Bidco of its rights referred to in this paragraph 9 shall be the subject of an announcement and, for the avoidance of doubt, shall not be regarded as constituting any revision or variation of the Scheme or the Acquisition.

10.
The Acquisition is not being made, directly or indirectly, in, into or from, or by use of the mails of, or by any means of instrumentality (including, but not limited to, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or of any facility of a national, state or other securities exchange of, any jurisdiction where to do so would violate the laws of that jurisdiction.
11.
The Acquisition will be subject, inter alia, to the satisfaction (or waiver, if permitted) of the Conditions and certain further terms which are set out in this Appendix I and those terms which will be set out in the Scheme Document and the Co-operation Agreement and such further terms as may be required to comply with the AIM Rules and the provisions of the Takeover Code.
12.
The availability of the Acquisition to persons not resident in the UK may be affected by the laws of the relevant jurisdiction. Any persons who are subject to the laws of any jurisdiction other than the UK should inform themselves about and observe any applicable requirements. Further information in relation to Overseas Shareholders will be contained in the Scheme Document.

APPENDIX II
SOURCES OF INFORMATION AND BASES OF CALCULATION

In this Announcement, unless otherwise stated, or the context otherwise requires, the following sources and bases have been used:

(i)
The value placed by the Acquisition on the existing issued ordinary share capital of Blue Prism is based on 97,112,554 Blue Prism Shares in issue on 30 November 2021, being the last Business Day prior to the Announcement Date.
(ii)
The value of the Acquisition on a fully diluted basis has been calculated on the basis of a fully diluted issued ordinary share capital of 97,686,650 Blue Prism Shares, which is calculated by reference to 97,112,554 Blue Prism Shares in issue on 30 November 2021 and a further 574,096 Blue Prism Shares which may be issued on or after the Announcement Date on the exercise of options or vesting of awards under the Blue Prism Share Plans, excluding the exercise of options or vesting of awards under the Blue Prism Share Plans that will come from Blue Prism Shares held in the Blue Prism Employee Benefit Trust.
(iii)
The valuation of the entire issued and to be issued ordinary share capital of Blue Prism at approximately £1,243 million on a fully diluted basis (£809 million as at 27 August 2021, being the last Business Day prior to the commencement of the Vista Offer Period) is calculated by applying the treasury stock method to Blue Prism Shares which may be issued on or after the Announcement Date on the exercise of options or vesting of awards under the Blue Prism Share Plans.
(iv)
Unless otherwise stated, all prices and Closing Prices for Blue Prism Shares are closing middle market quotations derived from the Daily Official List of the London Stock Exchange.
(v)
Volume weighted average prices have been derived from Bloomberg and have been rounded to the nearest whole figure.
(vi)
Unless otherwise stated, the financial information relating to Blue Prism is extracted (without material adjustment) from the audited final results of Blue Prism for the financial year to 31 October 2020 or from the unaudited interim results of Blue Prism for the six months ended 30 April 2021.
(aa)
Certain figures included in this Announcement have been subject to rounding adjustments.

APPENDIX III
BLUE PRISM PROFIT FORECAST

The following statement included in paragraph 0 (Blue Prism current trading) of this Announcement constitutes an ordinary course profit forecast for the purposes of Rule 28.1(a) and Note 2(b) on Rule 28.1 of the Takeover Code (together, the “Blue Prism Profit Forecast”):

On 9 November 2021 Blue Prism provided the following trading update for the fiscal year ended 31 October 2021, confirming the Blue Prism Profit Forecast originally provided on 28 September 2021:

“Total Bookings, including renewals, for FY21 are expected to be circa £221m, compared to £180m last year. Net new bookings (“Net New TCV”) are expected to be circa £114m, compared to £122m last year. On a constant currency basis, this represents 3% decline. For the second half of the fiscal year, net new bookings declined by 16%, or 13% on constant currency basis, year-on-year. The exit rate of Annualised Recurring Revenue (ARR) is expected to be circa £179m, representing 17% annual growth or 20% on a constant currency basis.

Blue Prism continues to expect revenues to be around £167m and an EBITDA loss of between £14-19m, as originally communicated on the 28th September.”

Set out below is the basis of preparation in respect of the Blue Prism Profit Forecast, together with the assumptions on which it is based.

Basis of preparation

The Blue Prism Profit Forecast has been prepared on a basis consistent with the Blue Prism Group’s accounting policies used in Blue Prism’s audited financial statements for the period ended 31 October 2020 and in accordance with International Financial Reporting Standards (“IFRSs”).

The Blue Prism Profit Forecast excludes any transaction costs applicable to the Acquisition or any other associated accounting impacts as a direct result of the Acquisition.

Assumptions

The Blue Prism Profit Forecast is based on the assumptions listed below.

Factors outside the influence or control of the Blue Prism Directors

•
There will be no material changes to existing prevailing macroeconomic or political conditions in the markets and regions in which the Blue Prism Group operates.
(a)
•
There will be no material changes to the conditions of the markets and regions in which the Blue Prism Group operates or in relation to customer demand or the behaviour of competitors in those markets and regions.
(b)
•
The interest, inflation and tax rates in the markets and regions in which the Blue Prism Group operates will remain materially unchanged from the prevailing rates.
(c)
•
There will be no material adverse events that will have a significant impact on the Blue Prism Group’s financial performance.
(d)
•
There will be no material adverse events that will have a significant impact on the timing and market acceptance of new product releases and upgrades by the Blue Prism Group.
(e)

•
There will be no business disruptions that materially affect the Blue Prism Group or its key customers, including natural disasters, acts of terrorism, cyberattack and/or technological issues or supply chain disruptions.
(f)
•
There will be no material changes to the foreign exchange rates that will have a significant impact on the Blue Prism Group’s revenue or cost base.
(g)
•
There will be no material changes in legislation or regulatory requirements impacting on the Blue Prism Group’s operations or on its accounting policies.
(h)
•
There will be no material litigation in relation to any of the Blue Prism Group’s operations.
(i)
•
The Acquisition will not result in any material changes to the Blue Prism Group’s obligations to customers.
(j)
•
The Acquisition will not have any material impact on the Blue Prism Group’s ability to negotiate new business.
(k)
•
There will be no unexpected technical or network issues with products or processes.

Factors within the influence and control of the Blue Prism Directors

•
There will be no material change to the present management of the Blue Prism Group.
(l)
•
There will be no material change in the operational strategy of the Blue Prism Group.
(m)
•
There will be no material adverse change in the Blue Prism Group’s ability to maintain customer and partner relationships.
(n)
•
There will be no material acquisitions or disposals.
(o)
•
There will be no material strategic investments over and above those currently planned.
(p)
•
There will be no material change in the dividend or capital policies of the Blue Prism Group.

Blue Prism Directors’ confirmation

With the consent of Bidco, the Panel has granted a dispensation from the Takeover Code requirement for Blue Prism’s reporting accountants and financial advisers to prepare reports in respect of the Blue Prism Profit Forecast.

The Blue Prism Directors have considered the Blue Prism Profit Forecast and confirm that it is valid as at the date of this Announcement, and has been properly compiled on the basis of the assumptions set out in this

Appendix III and has been prepared on a basis consistent with Blue Prism Group’s accounting policies used in Blue Prism’s audited financial statements for the period ended 31 October 2020 and in accordance with International Financial Reporting Standards (“IFRSs”).

APPENDIX IV
DEFINITIONS

The following definitions apply throughout this document unless the context otherwise requires:

“2020 Blue Prism Annual Report”	the annual report and audited accounts of the Blue Prism Group for the year ended 31 October 2020;
“2021 Blue Prism Interim Results Announcement”	the announcement of the unaudited results of the Blue Prism Group for the six month period ended 30 April 2021;
“Acquisition”

the proposed acquisition by Bidco of the entire issued and to be issued ordinary share capital of Blue Prism not already owned or controlled by the Bidco Group, to be implemented by means of the Scheme, or should Bidco so elect in accordance with the terms of the Co-operation Agreement with the consent of the Panel, by means of a Takeover Offer, and where the context admits, any subsequent revision, variation, extension or renewal thereof;

“Acquisition Price”	1,275 pence per Blue Prism Share;
“AIM”	the AIM market operated by the London Stock Exchange;
“AIM Rules”	the ‘AIM Rules for Companies’ issued by the London Stock Exchange from time to time;
“Announcement”	this Announcement, including the Appendices, made pursuant to Rule 2.7 of the Takeover Code;
“Announcement Date”	1 December 2021;
“Appendices”	the appendices to this Announcement and Appendix has a corresponding meaning;
“ARR”

the amount of recurring software licence and support and maintenance revenue recognised in the Group’s profit and loss account in the last month of the reporting period, adjusted to reflect the full impact of work won during the month, and annualised;

“Bidco”	Bolt Bidco Limited, a company incorporated in England and Wales;
“Bidco Group”	Bidco and its parent undertakings and its and such parent undertakings’ subsidiary undertakings;
“Blue Prism” or “Company”	Blue Prism Group plc;
“Blue Prism Board” or “Blue Prism Directors”	the directors of Blue Prism at the time of this Announcement or, where the context so requires, the directors of Blue Prism from time to time;
“Blue Prism Employee Benefit Trust”	the employee benefit trust known as the Blue Prism Group plc Employee Benefit Trust;
“Blue Prism General Meeting”	the general meeting of Blue Prism Shareholders to be convened to consider and if thought fit pass, inter alia, the Special Resolution in relation to the Scheme including any adjournments thereof;

“Blue Prism Group” “Blue Prism Profit Forecast”	Blue Prism and its subsidiary undertakings and where the context permits, each of them; has the meaning given in Appendix III;
“Blue Prism Shareholder(s)”	holders of Blue Prism Shares;
“Blue Prism Share(s)”

the existing unconditionally allotted or issued and fully paid ordinary shares of one pence each in the capital of Blue Prism and any further such ordinary shares which are unconditionally allotted or issued before the Scheme becomes Effective;

“Blue Prism Share Plans”

the Blue Prism Group plc Employee Share Plan, the Blue Prism Group plc Non-Employee Share Plan, the Blue Prism Group plc Company Share Option Plan, the Blue Prism Group plc Share Incentive Plan and the Blue Prism Group plc Employee Share Purchase Plan;

“BofA Securities”	Merrill Lynch International, a subsidiary of Bank of America Corporation;
“Business Day”	a day, not being a public holiday, Saturday or Sunday, on which clearing banks in London are open for normal business;
“Clean Team Protocol”	the clean team protocol between SS&C and Blue Prism dated 15 November 2021;
“Closing Price”	the closing middle market price of a Blue Prism Share as derived from the Daily Official List on any particular date;
“Combined Group”	the SS&C Group and Blue Prism Group, collectively;
“Companies Act”	the Companies Act 2006, as amended from time to time;
“Conditions”	the conditions to the implementation of the Acquisition, as set out in Part A of Appendix I to this Announcement and to be set out in the Scheme Document;
“Confidentiality Agreement”	the confidentiality agreement between SS&C and Blue Prism dated 11 November 2021;
“Confidentiality and Joint Defence Agreement”	the confidentiality and joint defence agreement between SS&C, Davis Polk & Wardwell London LLP, Blue Prism and CMS Cameron McKenna Nabarro Olswang LLP dated 15 November 2021;
“Co-operation Agreement”	the co-operation agreement between Bidco and Blue Prism dated 1 December 2021;
“Court”	High Court of Justice in England and Wales;
“Court Meeting”

the meeting of Scheme Shareholders to be convened at the direction of the Court pursuant to Part 26 of the Companies Act at which a resolution will be proposed to approve the Scheme (with or without amendment), including any adjournment thereof;

“Court Order”	the order of the Court sanctioning the Scheme under Part 26 of the Companies Act;
“CREST”	the relevant system (as defined in the Regulations) in respect of which Euroclear is the operator (as defined in CREST);
“Daily Official List”	the daily official list of the London Stock Exchange;
“Dealing Disclosure”	an announcement pursuant to Rule 8 of the Takeover Code containing details of dealings in interests in relevant securities of a party to an offer;
“Disclosed”

the information disclosed by or on behalf of Blue Prism: (i) in the 2020 Blue Prism Annual Report or the 2021 Blue Prism Interim Results Announcement; (ii) in this Announcement; (iii) in any other announcement to a Regulatory Information Service before the date of this Announcement; (iv) fairly disclosed in writing (including via the virtual data room operated by or on behalf of Blue Prism in respect of the Transaction or via e-mail) before the date of this Announcement to Bidco or Bidco’s advisers (in their capacity as such); or (v) disclosed during any management presentation in connection with the Acquisition attended by Blue Prism on the one hand and any of Bidco, SS&C or their respective officers, employees, agents or advisers (in their capacity as such);

“EBITDA”	loss for the period adjusted for interest, taxation, depreciation and amortisation, excluding share based payments and exceptionals;
“Effective”

in the context of the Acquisition: (i) if the Acquisition is implemented by way of the Scheme, the Scheme having become effective pursuant to its terms; or (ii) if the Acquisition is implemented by way of a Takeover Offer, the Takeover Offer having been declared or having become unconditional in all respects in accordance with the requirements of the Takeover Code;

“Effective Date”	the date on which the Acquisition becomes Effective;
“Euroclear” “Excluded Shares”	Euroclear UK & International Limited; any Blue Prism Shares (i) legally or beneficially owned by any member of the Wider Bidco Group and (ii) held in treasury;
“FCA” or “Financial Conduct Authority”	Financial Conduct Authority of the UK or its successor from time to time;
“FCA Handbook”	the FCA’s Handbook of rules and guidance as amended from time to time;
“FSMA”	the UK Financial Services and Markets Act 2000;
“HM Government”	government of the United Kingdom of Great Britain and Northern Ireland;
“Increased Vista Offer”	the cash offer of 1,250 pence per Blue Prism Share made for the entire issued and to be issued ordinary share capital of Blue Prism made by Bali Bidco Limited, to be implemented by scheme of arrangement and announced on 25 November 2021;
“Interim Facility Agreement”

a senior secured term facility agreement, dated on or around the date hereof, by and among Bidco, as the borrower, SS&C as guarantor, the lenders from time to time party thereto, Royal Bank of Canada as arranger, Royal Bank of Canada as Interim Facility Agent and Royal Bank of Canada as Interim Security Agent;

“Investec Bank”	Investec Bank plc;
“London Stock Exchange”	the London Stock Exchange plc or its successor;
“Long Stop Date”	1 June 2022 or such later date as may be agreed between Bidco and Blue Prism and, if required, the Panel and the Court may allow (if such approval(s) are required);
“Market Abuse Regulation”	the Market Abuse Regulation (EU) (596/2014) (as it forms part of the laws of the UK by virtue of the European Union (Withdrawal) Act 2018 (as amended));
“Meetings”	the Court Meeting and the Blue Prism General Meeting;
“Net New TCV”	has the meaning given in paragraph 8 (Blue Prism current trading) of this Announcement;
“Opening Position Disclosure”	an announcement pursuant to Rule 8 of the Takeover Code containing details of interests or short positions in, or rights to subscribe for, any relevant securities of a party to the Acquisition;
“Overseas Shareholders”	holders of Scheme Shares who are resident in, ordinarily resident in, or citizens of, jurisdictions outside the UK;
“Panel”	the UK Panel on Takeovers and Mergers;
“PRA”	Prudential Regulation Authority or its successor from time to time;
“Qatalyst Partners”	Qatalyst Partners Limited;
“RBC”	RBC Europe Limited (trading as RBC Capital Markets);
“Registrar of Companies”	the Registrar of Companies in England and Wales;
“Regulations”	the Uncertificated Securities Regulations 2001;
“Regulatory Information Service”	a regulatory information service as defined in the FCA Handbook;
“relevant securities”	as the context requires, Blue Prism Shares, other Blue Prism share capital and any securities convertible into or exchangeable for, and rights to subscribe for, any of the foregoing;
“Restricted Jurisdiction”

any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Transaction is sent or made available to Blue Prism Shareholders in that jurisdiction;

“RPA”	robotic process automation software;
“Sanction Hearing”	the Court hearing to sanction the Scheme;
“Scheme”

the proposed scheme of arrangement under Part 26 of the Companies Act between Blue Prism and the holders of the Scheme Shares, with or subject to any modification, addition or condition approved or imposed by the Court and agreed by Blue Prism and Bidco;

“Scheme Document”

the document to be sent to Blue Prism Shareholders and persons with information rights containing, amongst other things, the Scheme and notices of the Meetings and information regarding the proxy forms in respect of the Meetings;

“Scheme Record Time”	the time and date to be specified in the Scheme Document, expected to be 6.00 p.m. on the Business Day immediately following the date of the Sanction Hearing;
“Scheme Shareholders”	holders of Scheme Shares;
“Scheme Shares”

all Blue Prism Shares: (i) in issue at the date of the Scheme Document and which remain in issue at the Scheme Record Time; (ii) (if any) issued after the date of the Scheme Document but before the Voting Record Time and which remain in issue at the Scheme Record Time; and (iii) (if any) issued at or after the Voting Record Time but at or before the Scheme Record Time on terms that the holder thereof shall be bound by the Scheme in respect of which the original or any subsequent holders thereof are, or shall have agreed in writing to be, bound by the Scheme which remain in issue at the Scheme Record Time, in each case other than any Excluded Shares;

“Special Resolution”

the special resolution to be proposed at the Blue Prism General Meeting including, amongst other things, in connection with implementation of the Scheme and certain amendments to be made to the articles of association of Blue Prism;

“SS&C Group”	SS&C and its subsidiary undertakings;
“SS&C Offer”

the proposed recommended cash acquisition by Bidco of the entire issued and to be issued share capital of Blue Prism by means of the Scheme, or should Bidco so elect (in accordance with the terms of the Co-operation Agreement, with the consent of the Panel), by means of a Takeover Offer;

“Takeover Code”	the City Code on Takeovers and Mergers issued by the Panel, as amended from time to time;
“Takeover Offer”

subject to the consent of the Panel and the terms of the Co-operation Agreement, should the Acquisition be implemented by way of a takeover offer as defined in Chapter 3 of Part 28 of the Companies Act, the offer to be made by or on behalf of Bidco to acquire the entire issued and to be issued share capital of Blue Prism, other than Blue Prism Shares owned or controlled by the Bidco Group and, where the context admits, any subsequent revision, variation, extension or renewal of such offer;

“Total Bookings”	licence and support and maintenance bookings;
“Transaction”	the Acquisition;
“UK”	United Kingdom of Great Britain and Northern Ireland;
“US”	United States of America;
“Vista”	Vista Equity Partners;
“Vista Court Meeting”

the meeting of Blue Prism Shareholders convened by order of the Court under section 899 of the Companies Act for the purpose of considering and, if thought fit, approving the scheme to implement the Increased Vista Offer (with or without amendment) and any adjournment thereof, scheduled to be held on 9 December 2021;

“Vista General Meeting”

the general meeting of Blue Prism Shareholders convened in connection with the scheme to implement the Increased Vista Offer, to consider, and, if thought fit, approve various matters in connection with the Increased Vista Offer, including any adjournment or postponement thereof, scheduled to be held on 9 December 2021;

“Vista Funds”

collectively, Vista Equity Partners Fund V, L.P., Vista Equity Partners Fund V Executive, L.P., Vista Equity Partners Fund V-A, L.P., Vista Equity Partners Fund V-B, L.P., VEPF V FAF, L.P., Vista Equity Associates V, LLC, and certain other funds managed or controlled by Vista;

“Vista Offer”

the cash offer of 1,125 pence per Blue Prism Share made for the entire issued and to be issued ordinary share capital of Blue Prism made by Bali Bidco Limited, to be implemented by scheme of arrangement and announced on 28 September 2021;

“Vista Offer Period”	the offer period (as defined by the Takeover Code) relating to Blue Prism which commenced on 31 August 2021;
“Vista Offer Shareholder Meetings”	the Vista Court Meeting and the Vista General Meeting;
“Vista Scheme Document”

the scheme document in relation to the Vista Offer, which included a unanimous recommendation from the Blue Prism Directors to the Blue Prism Shareholders to vote in favour of the Vista Offer at the Vista Offer Shareholder Meetings;

“Voting Record Time”	the time and date to be specified in the Scheme Document by reference to which entitlement to vote on the Scheme will be determined;
“Wider Blue Prism Group”

Blue Prism and its subsidiaries, subsidiary undertakings, associated undertakings and any other body corporate, partnership, joint venture or person in which Blue Prism and such undertakings (aggregating their interests) have an interest of more than 20 per cent. of the voting or equity capital or the equivalent (excluding, for the avoidance of doubt, Bidco and all of its associated undertakings which are not members of the Blue Prism Group); and

“Wider Bidco Group”

Bidco and its parent undertakings and its and such parent undertakings’ subsidiary undertakings and associated undertakings and any other body corporate partnership, joint venture or person in which Bidco and all such undertakings (aggregating their interests) have an interest of more than 20 per cent. of the voting or equity capital or the equivalent.

For the purposes of this Announcement, “subsidiary”, “subsidiary undertaking”, “undertaking” and “associated undertaking” have the respective meanings given thereto by the Companies Act.

All references to “pounds”, “pounds Sterling”, “Sterling”, “GBP”, “£”, “pence” and “p” are to the lawful currency of the UK.

All references to statutory provision or law or to any order or regulation shall be construed as a reference to that provision, law, order or regulation as extended, modified, replaced or reenacted from time to time and all statutory instruments, regulations and orders from time to time made thereunder or deriving validity therefrom.

All times referred to are London time unless otherwise stated.

References to the singular include the plural and vice versa.

Signed by Jason White…….……….……………	)
for and on behalf of	)
BOLT BIDCO LIMITED	)	/s/ Jason White…………….…………………
	)	Director/Duly Authorised Signatory

Signed by Ijoma Maluza……………………...…	)
for and on behalf of	)
BLUE PRISM GROUP PLC	)	/s/ Ijoma Maluza……………..………………
	)	Director/Duly Authorised Signatory